Exhibit 10.21

Private and confidential

Dated: 4th May, 2011

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

-and-

HEPHAESTUS MARINE LLC. and

PERICLES MARINE LLC.

LOAN AGREEMENT

for a secured floating interest rate

loan facility of up to US$47,500,000

Theo V. Sioufas & Co.

Law Offices

Piraeus

THIS AGREEMENT is dated 4th May, 2011 and made BETWEEN:

(1)

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French “société anonyme” governed by a Board of Management and a Supervisory Board, having its registered office located at 9, Quai du Président Paul Doumer, 92920 Paris, La Défense cedex, France, registered under the no.Siren 304 187 701 at the “Registre du Commerce et des Sociétés” of Nanterre, as lender (hereinafter called the “Bank”, which expression includes its successors and assigns); as lender; and

(2)	(a)

HEPHAESTUS MARINE LLC., a company duly formed in the Republic of The Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH 96960 (hereinafter called the “First Borrower” and includes its successors); and

(b)

PERICLES MARINE LLC., a company duly formed in the Republic of The Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH 96960 (hereinafter called the “Second Borrower” and includes its successors), as joint and several borrowers (hereinafter together called the “Borrowers”)

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Bank will make available to the Borrowers on a joint and several basis a secured floating interest rate term loan of up to Dollars Forty Seven Million Five Hundred Thousand ($ 47,500,000), in two (2) Advances, as set out in Clause 2.01, for the purpose of extending 60% finance against the purchase price of the Vessels (as hereinafter defined).

1.2	Definitions

In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties, in this Clause and in Clause 11.1 shall have the meaning given to it in the recital of the parties, in this Clause and in Clause 11.1 and:

“Accounts Pledge Agreement” means an agreement to be made between the Borrowers and the Bank for the creation of a pledge in favour of the Bank over the Earnings Accounts and the Retention Account, in form satisfactory to the Bank;

“Advance” means each borrowing of a portion of the Commitment or, as the case may be, the borrowing of the whole of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing;

“Agreed Rate” means a rate agreed between the Bank and the Borrowers on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.1;

“Applicable Accounting Principles” means generally accepted international accounting principles, standards and practices;

“Availability Period” means the period starting on the date hereof and ending on 31st May, 2011 or, until such later date as the Bank may agree in writing or on such earlier date (if any), (i) on which the whole Commitment has been advanced by the Bank to the Borrowers, or (ii) on which the Borrowers cancel the whole of the undrawn Commitment under Clause 2.7 or (iii) on which the Commitment is reduced to zero pursuant to Clauses 9.2 or 12.1, 12.2 or any other Clause of this Agreement;

“Bank” means the Bank as specified in the beginning of this Agreement and the successors and assigns of the Bank;

“Banking Day” means any day on which banks and foreign exchange markets in New York, Paris, London, Athens and Piraeus and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;

“Borrowed Money” means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of paragraphs (i) to (vi) above;

“Borrowers” means jointly and severally the First Borrower and the Second Borrower as specified at the beginning of this Agreement;

“Charterparty” means in respect of any Vessel any time charterparty entered or to be entered by the Owner or any person, firm or company on its behalf, as owner, and a charterer acceptable to the Bank (herein a “Charterer”) which Charterparty exceeds or is capable of exceeding twelve (12) months in duration and on terms and conditions in all respects acceptable to the Bank (and shall include any addenda thereto);

“Charterparty Assignment” means, if the Bank so requires, at its discretion, the assignment of any Charterparty executed or (as the context may require) to be executed by any Borrower in favour of the Bank and, if the Bank so requires, an acknowledgement of notice of the assignment in respect of such Charterparty to be given by the relevant Charterer, in form satisfactory to the Bank;

“Commitment” means the amount which the Bank agreed to lend to the Borrowers under Clause 2.1 as reduced by any relevant term of this Agreement;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” means a Confirmation exchanged, or deemed exchanged, between the Bank and the Borrowers as contemplated by the Master Agreement;

“Corporate Guarantee” means an irrevocable and unconditional guarantee given or, as the context may require, to be given by a Corporate Guarantor in form and substance satisfactory to the Bank as security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under this Agreement;

“Corporate Guarantor” means POSEIDON CONTAINERS HOLDINGS LLC, of Majuro, Marshall Islands and any other person nominated by the Borrowers and acceptable to the Bank which may give a Corporate Guarantee;

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of the Bank;

“Credit Support Provider” means any person (other than the Borrowers) described as such in the Master Agreement.

“Default” means any Event of Default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollar” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in Dollars);

“Drawdown Date” means the date on which the Commitment (or, as the case may be, each Advance) is or, as the context may require, shall be advanced to the Borrowers;

“Drawdown Notice” means a notice substantially in the terms of Schedule 2;

“Early Termination Date” has the meaning given to that expression in section 14 of the Master Agreement;

“Earnings” in relation to a Vessel, means all earnings of such Vessel, both present or future, including all freight, hire and passage moneys, compensation payable to its owner in the event of requisition of such Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for employment of such Vessel and any other earnings whatsoever due or to become due to its owner in respect of such Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever such Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to such Vessel;

“Earnings Account” in relation to each Borrower means the account of such Borrower with the Lending Branch or with any other branch of the Bank, as may be required by and at the discretion of the Bank, to which (inter alia) all Earnings of the Vessel owned by it are to be paid in accordance with Clauses 11.6 and 8.9(b) (together the “Earnings Accounts”);

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement having similar effect or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of any of the Borrowers or any other Relevant Party or any person having a contractual relationship with any of the

Borrowers or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage or Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship;

“Event of Default” means any one of those events set out in Clause 9 or described as such in any other of the Security Documents;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Bank) of:

(a)

all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrowers or any of them in accordance with the terms of any of the Security Documents;

(b)	the expenses referred to in Clause 10.2 (a) and (b); and

(c)

interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Bank);

“Final Maturity Date” means the date falling eight (8) years from the Drawdown Date;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Group” means the Borrowers, the Corporate Guarantor and any other company substantially owned or controlled legally and/or beneficially by the same person(s) and “member of the Group” shall be construed accordingly;

“Guarantee” means the Corporate Guarantee;

“Guarantor” means the Corporate Guarantor and any other person, which may at any time guarantee the obligations of the Borrowers to the Bank;

“Hedging Transaction” means a Transaction entered into between the Bank and the Borrowers pursuant to the Master Agreement for the express purpose of hedging all or part of the Borrowers’ interest rate risk pursuant to this Agreement;

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;

“Insurances” means in respect of the Vessels all policies and contracts of insurance (including, without limitation, all entries of the Vessels in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owners owning the Vessels (whether in the sole name of its Owners or in the joint names of its Owners and the Bank) in respect of the Vessels and their earnings or otherwise howsoever in connection with the Vessels and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and, in case of any Interest Period which is longer than six (6) months, each day falling at six (6) months intervals during such longer Interest Period and the last day of such longer Interest Period, provided however that if any of the aforesaid dates falls on a day which is not a Banking Day the Borrowers shall pay the accrued interest on the first Banking Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Banking Day;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 and 3.3;

“ISM Code” means the International (Safety) Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741 (18) of the International Maritime Organisation and incorporated into the International Convention for the Safety of Life at Sea 1974 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of each Vessel pursuant to the ISPS Code;

“Lending Branch” means the office of the Bank appearing at the beginning of this Agreement or any other office of the Bank designated by the Bank as the Lending Branch by notice to the Borrowers;

“LIBOR” means, in relation to a particular period, the rate expressed as a percentage per annum at which the Bank is able in accordance with its normal practices to acquire Dollar deposits in amounts comparable with this amount for that period in the London Interbank Eurocurrency Market at or about 11 a.m. (London time) on the second Banking Day before the beginning of that period;

“Loan” means the aggregate principal amount borrowed by the Borrowers in respect of the Commitment or (as the context may require) the principal amount owing to the Bank under this Agreement at any time;

“Management Agreement” in relation to each Vessel means the agreement made between the Owner thereof and the Management Companies providing for the appointment of the relevant Management Company as providers of technical, commercial or crewing services to such Vessel subject to and upon the terms and conditions therein contained, a certified copy whereof has been delivered to and approved by the Bank;

“Management Companies” means collectively and for the time being: (a) Technomar Shipping Inc., a company duly incorporated in the Republic of Liberia and having an office established in Greece, at 3-5 Menandrou str., 145 61 Kifissia pursuant to the Greek laws 879/67, 378/68, 27/75 and 814/79 (as amended), which provides technical services to the Vessels, (b) ConChart Commercial Inc., a company duly incorporated in the Republic of Marshall Islands, or any other management company appointed by any of the Borrowers, with the prior written consent of the Bank (such consent not to be unreasonably withheld), as managers of such Vessel and includes its respective successors in title and “Management Company” means any of them as the context may require;

“Management Companies’ Undertakings” means in relation to each Vessel, the undertakings executed or (as the context may require) to be executed by the relevant Management Company in favor of the Bank, such undertaking to be in form and substance satisfactory at all times to the Bank as the same may from time to time be amended and/or supplemented;

“Market Value” means the market value of a Vessel as determined in accordance with Clause 8.5(b);

“Margin” means two seven five base points (275 bps) per annum;

“Master Agreement” means the Master Agreement (on the 2002 ISDA (Multicurrency - Crossborder) form as modified (or any other form of master agreement relating to interest or currency exchange transactions)) made or to be made between the Bank and the Borrowers, and includes the Schedule thereto and all transactions from time to time entered into and Confirmations from time to time exchanged under the Master Agreement and any amending, supplementing or replacement agreements made from time to time;

“Master Agreement Liabilities” means, at any relevant time, all liabilities actual or contingent, present or future, of the Borrowers to the Bank under the Master Agreement;

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;

“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgaged Vessel(s)” means the Vessel(s) which remain mortgaged in favour of the Bank pursuant to this Agreement at any relevant time hereunder;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Vessels (or any of them) and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses, the Master Agreement Liabilities and all other sums of money from time to time owing by the Borrowers to the Bank, whether actually or contingently under this Agreement, the Master Agreement and the other Security Documents;

“Owner” means the owner of each of the Vessels as specified in the definition of the Vessels in this Clause 1.2;

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Lien” means any lien on a Vessel for master’s, officers’ or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Major Casualty Amount (as defined in the Mortgage);

“Pledgors” in relation to a Borrower means persons acceptable to the Bank who has/have executed or (as the context may require) shall execute the relevant Shares Pledge Agreement;

“Receiving Bank” means JP MORGAN CHASE Bank New York (Swift code CHASUS33), Fed Aba 0210-0002-1, Chips Aba 002, for account of: CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK Paris, Swift code BSUIFRPP, Account number 786419036, in favour of: Borrowers’ names ….” or such other bank in New York as the Bank may notify to the Borrowers;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrowers, the Borrowers’ Related Companies, the Management Companies and any other Security Party;

“Relevant Ship” means the Vessels and any other vessel owned by, managed by or chartered to any Relevant Party;

“Repayment Date” means each of the dates specified in Clause 4.1 on which the Repayment Instalments shall be payable by the Borrowers to the Bank;

“Repayment Instalments” means each of the instalments of the Loan which becomes under for repayment by the Borrowers to the Bank on a Repayment Date pursuant to Clause 4.1;

“Requisition Compensation” means all sums of money or other compensation from time to time payable by reason of requisition of a vessel otherwise than by requisition for hire;

“Retention Account” means an account with the Lending Office or any other branch of the Bank or any other bank as the Bank may, at its discretion require;

“Security Documents” means this Agreement, the Master Agreement and any other Credit Support Documents, the documents referred to in Clause 11.1 and any and every other document from time to time executed or, as the context may require, to be executed to secure the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrowers and/or the other Security Parties to the Bank under this Agreement and/or the Master Agreement and the other Security Documents;

“Security Party” means each of the Borrowers, the Guarantor, any other Credit Support Providers and any person (other than the Bank) which is or will become a party to any of the Security Documents;

“Security Period” means the period commencing on the date hereof and terminating on the date upon which the Loan together with all interest thereon and all other moneys payable to the Bank under this Agreement and the other Security Documents has been repaid in full to the Bank;

“Shares Pledge Agreement” in relation to each Borrower means the pledge agreement to be executed by the relevant Pledgors in favour of the Bank whereby such Pledgors shall pledge all the issued share capital of such Borrower, in form and substance satisfactory to the Bank as the same may from time to time be amended and/or supplemented (together, the “Shares Pledge Agreements”);

“Security Requirement” means the amount in Dollars (as certified by the Bank, whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which will be one hundred and thirty per cent (130%) of the Loan during the whole of the Security Period;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Bank) which, at any relevant time, is the aggregate of (i) the Market Value of the Vessels as most recently determined in accordance with clause 8.5 (b) and (ii) the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.5;

“SMC” means a safety management certificate issued in respect of the Vessels in accordance with rule 13 of the ISM Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than 50% of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Bank and imposed on the net income of the Bank) and “Taxation” shall be construed accordingly;

“Total Loss” in relation to a Vessel means:

(a)	actual, constructive, compromised or arranged total loss of such Vessel; or

(b)	the Compulsory Acquisition of such Vessel; or

(c)

the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Vessel (other than where the same amounts to the Compulsory Acquisition of such Vessel) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Vessel be released and restored to the Owner thereof from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within 60 days after the occurrence thereof;

“Transaction” means a transaction entered into between the Bank and the Borrowers governed by the Master Agreement; and

“Vessels” means:

(a)

m/v “CMA CGM DOLPHIN”, IMO No. 9318125, of 54309 gt and 34011 nt, built in 2007, registered through the Panama Ships Registry in the ownership of the First Borrower under the laws and flag of Panama, Off. Reg. No. 41426-PEXT ( “Vessel A”); and

(b)

m/v “ATHENA”, IMO No. 9275361 of 34610 gt and 16865 nt, built in 2003, registered through the Panama Ships Registry in the ownership of the Second Borrower under the laws and flag of Panama Off. Reg. No. 30876-pext-2 (the “Vessel B” and together with Vessel A, the “Vessels” and “Vessel” means either of them as the context may require).

1.3	Interpretation

In this Agreement:

(a)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)

each of the terms defined in Clause 1.2 when used in plural and terms defined in plural or words used in plural (and unless in the specific clause or sentence is otherwise expressly specified) mean all of them collectively and/or each of them and/or anyone of them (even if this is not expressly so spelled out) as the context may require or permit;

(c)

subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(d)	reference to a person shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

(e)	where the context so admits, words in the singular include the plural and vice versa;

(f)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(g)	this Agreement and all documents referred to in this Agreement include the same as varied or supplemented from time to time;

(h)	reference to this Agreement includes all the terms of this Agreement and any Schedules, Annexes or Appendices to this Agreement, which form an integral part of same;

(i)	reference to Clauses, Sub-Clauses and Schedules are to Clauses, Sub-Clauses and Schedules in this Agreement;

(j)	all obligations imposed on, or assumed by the Borrowers are joint and several even if not so expressed; and

(k)

reference to the opinion of the Bank or a determination or acceptance by the Bank or to documents, acts, or persons acceptable or satisfactory to the Bank or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Bank at the sole discretion of the Bank and such opinion, determination, acceptance or satisfaction of the Bank shall be conclusive and binding on the Borrowers; and

(l)	words and expressions defined in the Master Agreement, unless the context otherwise requires, when used herein, have the same meaning.

2.	THE LOAN

2.1	Commitment to Lend

The Bank, relying upon each of the representations and warranties set forth in Clause 6 and in each of the other Security Documents, agrees to lend to the Borrowers, upon and subject to the terms of this Agreement, a facility of up to Dollars Forty Seven Million Five Hundred Thousand ($ 47,500,000), which shall be available for drawing in two (2) Advances as follows:

(i) Advance A shall be the lesser amount of: (a) Dollars Thirty One Million Five Hundred Thousand ($31,500,000) and (b) 60% of the purchase price of Vessel A (“Advance A”); and

(ii) Advance B shall be the lesser amount of: (a) Dollars Sixteen Million ($16,000,000) and (b) 60% of the purchase price of Vessel B (“Advance B”).

2.2	Drawdown Notice and Commitment to Borrow

Subject to the terms and conditions of this Agreement, the Commitment (or, as the case may be, each Advance) shall be advanced to the Borrowers following receipt by the Bank from the Borrowers of a Drawdown Notice not later than 10 a.m. (London time) on the second (2) Banking Day before the date on which the drawdown is intended to be made. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in Clause 3.6, be irrevocable.

2.3	Number of Advances Agreed

The Commitment shall be advanced to the Borrowers in no more than two (2) Advances as specified in Clause 2.1 hereof.

2.4	Disbursement

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of Clause 7, on the date specified in the relevant Drawdown Notice, make the Commitment or, as the case may be, the relevant Advance available to the Borrowers.

2.5	Application of proceeds

Without prejudice to the Borrowers’ obligations under Clause 8.8(a), the Bank shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrowers.

2.6	Termination Date

Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.

2.7	Cancellation

The Borrowers shall be entitled to cancel any undrawn part of the Commitment under this Agreement upon giving the Bank not less than five (5) Banking Days’ notice in writing to that effect, provided that no Drawdown Notice has been given to the Bank under Clause 2.2 for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrowers. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.7 the Borrowers shall continue to be liable for any and all amounts due to the Bank under this Agreement including without limitation any amounts due to the Bank under Clause 10.

2.8	Evidence

It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies of the books of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Bank shall be conclusive, binding and full evidence on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the interest Period, the value of additional securities under Clause 8.5(c), the payment or non payment of any amount and/or the occurrence of any other Event of Default but the Borrowers shall be allowed to rebut such evidence by any means of evidence save for witnesses. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Bank on the basis of the above mentioned means of evidence including written statements or certificates of the Bank.

2.9	No security or lien from other person

Neither of the Borrowers has taken or received, and each of the Borrowers undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, neither of the Borrowers will take or receive, any security or lien from any other person liable or for any liability whatsoever.

2.10	Joint and Several Liability of the Borrowers

(a)

The liability of each of the Borrowers hereunder shall in all cases, whether so expressed to be or not, be joint and several and each representation and warranty and each covenant and agreement made or given by the Borrowers is made or given by them all jointly and severally.

(b)

The Bank may at its discretion accept orders, instructions, notices or advices from any of the Borrowers hereunder (which Borrower will be deemed to act on behalf of all the Borrowers and express authority is given to it by this Clause to act on this way) and shall ignore any subsequent conflicting instructions, notices or advices from the other Borrower (unless they may be deemed at the discretion of the Bank as proper revocation or amendments of earlier instructions) and may reach any agreement in connection with this Agreement or any of the other

Security Documents with any of the Borrowers which shall be binding on all the Borrowers.

(c)

Neither of the Borrowers shall be exonerated and its liability hereunder shall not be lessened or impaired by any time, indulgence or relief being given by the Bank to the other Borrower or any other person or by any person to the Borrowers, by any amendment of or supplement to this Agreement or any of the other Security Documents or any other document, by the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any right, remedies or securities against any of the Borrowers or any other person or by anything done or omitted which but for this provision might operate to exonerate such Borrower (or might be interpreted as such).

(d)

The obligations of each of the Borrowers hereunder shall not be affected by any legal limitation, disability, incapacity or other circumstances relating to the other Borrower or any other person, whether or not known to the Bank, by any invalidity in or irregularity or unenforceability of the obligations of the other Borrower or any other person under this Agreement or any of the other Security Documents or otherwise or by any change in the constitution of, or any amalgamation or reconstruction of the other Borrower, the Bank or any other person.

(e)

The Borrowers hereby waive all rights any Borrower may have of first requiring the Bank to proceed against or enforce any right or security of, or claim payment from the other Borrower or any other person.

2.11	Non competition of the Borrowers with the Bank

(a)

Until all moneys, obligations and liabilities due, owing or incurred by the Borrowers to the Bank under this Agreement and the other Security Documents have been paid or discharged in full, each Borrower agrees not to exercise or enforce any rights of subrogation or indemnity or any other right which otherwise it has against the other Borrower and agrees not to claim any set-off or counterclaim against the other Borrower or to claim or prove in competition with the Bank in the event of bankruptcy, insolvency or liquidation of the other Borrower or have any benefit of or any share in any guarantee or security now or hereafter held by the Bank.

(b)

Neither of the Borrowers has taken or received, and each Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from the other Borrower in respect of borrowing as co-borrower jointly and severally liable or for any liability whatsoever.

2.12	Interest to co-borrow

The Borrowers have an interest in borrowing jointly and severally in that they are companies which belong to the same group of companies and have close financial co-operation and mutual assistance and in that the Commitment would not have been available to each one of the Borrowers separately.

3.	INTEREST

3.1	Normal Interest Rate

The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin and (ii) LIBOR, unless there is an Agreed Rate in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin and (ii) the Agreed Rate.

3.2	Interest Period

The Borrowers may by notice received by the Bank not later than 10 a.m. (London time) on the third Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 below) whether such Interest Period shall have a duration of three (3) or six (6) or twelve (12) months (or such other period as may be requested by the Borrowers subject to Bank’s approval and market availability), Provided however that each Interest Period shall terminate on an Interest Payment Date.

3.3	Duration of Interest Period

Every Interest Period shall, subject to market availability to be conclusively determined by the Bank, be of the duration specified by the Borrowers pursuant to Clause 3.2 but so that:

(a)

the initial Interest Period in respect of the Loan (or, as the case may be, of each Advance) will commence on the date on which the Commitment or, as the case may be, the relevant Advance is advanced and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;

(b)

in case that the Commitment is advanced by more than one Advances, the initial Interest Period in respect of each Advance after the first Advance shall end on the same day as the then current Interest Period for the Loan;

(c)

if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount(s) of the Repayment Instalment(s) due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 and the other provisions of this Clause 3.3;

(d)

if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be determined by the Bank at its sole discretion provided always that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3; and

(e)

if the Bank determines in a reasonable manner that the duration of an Interest Period specified by the Borrowers in accordance with Clause 3.2 is not readily available, then that Interest Period shall have such duration as the Bank, may determine.

Provided always that:

(i)

any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Banking Day of the calendar month during which such Interest Period is due to end; and

(ii)

if the last day of an Interest Period is not a Banking Day the Interest Period shall be extended until the next following Banking Day unless such next following Banking Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Banking Day.

3.4	Default Interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Security Documents, the Borrowers shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Bank pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than one (1) month as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (i) two per cent (2%), per annum, (ii) the Margin and (iii) costs of funds to the Bank as conclusively determined by the Bank save in the case of manifest error or in the case of dishonesty or wilful misconduct of the officers or employees of the Bank. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. Interest payable by the Borrowers as aforesaid shall be compounded as provided by law and shall be payable on demand.

3.5	Notification of Interest

The Bank shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Bank to make determinations at its sole discretion. In case that the Bank fails to notify the Borrowers as above, such failure will not affect the validity of the determination of the Interest Period and Interest Rate made pursuant to this Clause 3 and neither constitute nor will be interpreted as if to constitute a breach of obligation of the Bank except in case of wilful misconduct or gross negligence.

3.6	Market disruption- Non availability

(a) Notification of market disruption. The Bank shall promptly notify the Borrowers if no rate is quoted on Reuters BBA Page LIBOR 01 or the Bank determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of the Interbank Rate or if for any reason the Bank is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

(b) Suspension of drawdown. If the Bank’s notice under Clause 3.06 (a) is served before an Advance is made, the Bank’s obligation to make that Advance shall be suspended while the circumstances referred to in the Bank’s notice continue.

(c) Negotiation of alternative rate of interest. If the Bank’s notice under Clause 3.06 (a) is served after an Advance is made, the Bank shall set an interest period and an interest rate representing the cost of funding of the Bank in Dollars of the Loan plus the applicable Margin; before the lapse of the set interest period, and within 30 days after the date on which the Bank serves its notice under Clause 3.06 (a) (the “Negotiation Period”), the Borrowers and the Bank shall use reasonable endeavours to agree an alternative interest rate or (as the case may be) an alternative basis for the Bank to fund or continue to fund the Loan during the Interest Period concerned.

(d) Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

(e) Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Bank shall again set an interest period and interest rate representing the cost of funding of the Bank in Dollars or in any available currency of the Loan plus the applicable Margin; and the procedure provided for by this Clause 3.06 (e) shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Bank.

(f) Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Bank under Clause 3.06 (e), the Borrowers may give the Bank not less than 15 Banking Days’ notice of their intention to prepay at the end of the interest period set by the Bank.

(g) Prepayment. A notice under Clause 3.06 (f) shall be irrevocable; and on the last Banking Day of the interest period set by the Bank, the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin.

(h) Application of prepayment. The provisions of Clause 4.03 shall apply in relation to the prepayment.

4.	REPAYMENT - PREPAYMENT

4.1	Repayment

The Borrowers shall and it is expressly undertaken by the Borrowers to repay the Loan jointly and severally as follows:

(A) Advance A will be repaid (a) by sixteen (16) consecutive semi-annual Repayment Instalments, the first four (4) of which will each be in the amount of Dollars One Million Five Hundred Thousand ($ 1,500,000) and the subsequent twelve (12) of which will each be in the amount of Dollars Eight Hundred and Fifty Thousand ($850,000) and (b)by a balloon payment of Dollars Fifteen Million Three Hundred Thousand ($15,300,000) (the “Balloon for Advance A”) due and payable together with the final (16th) Repayment Instalment.

(B) Advance B will be repaid (a) by sixteen (16) consecutive semi-annual Repayment Instalments, each in the amount of Dollars Five Hundred and Fifty Thousand ($ 550,000) and (b)by a balloon payment of Dollars Seven Million Two Hundred Thousand ($7,200,000) (the “Balloon for Advance B”) due and payable together with the final (16th) Repayment Instalment.

Each Repayment Instalment will be repaid on each of the Repayment Dates so that the first be repaid six (6) months after the drawdown of the respective Advance. Each of the subsequent Repayment Instalments will be repaid consecutively on each of the dates falling six (6) months after the immediately preceding Repayment Date.

Provided that (i) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (ii) there shall be no Repayment Dates after the Final Maturity Date, (iii) on the Final Maturity Date the Borrowers shall pay to the Bank any and all other sums of money then due and payable to the Bank and (iv) if any part of the Commitment is not advanced to the Borrowers the amounts of the Repayment Instalments and the Balloon for Advance A together with the Balloon for Advance B shall be reduced pro-rata,

and Provided further that if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day.

4.2	Voluntary Prepayment

The Borrowers shall have the right, to prepay, part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrowers to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:

(a)

the Bank shall have received from the Borrowers not less than five (5) Banking Day’s prior notice (which shall be irrevocable) of their intention to make such prepayment and specify the account and the date on which such prepayment is to be made;

(b)

such prepayment may take place only on the last day of an Interest Period relating to the whole of the Loan provided, however, that if the Borrowers shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not to do so) the Borrowers will pay in addition to the amount to be prepaid, any such sum as may be payable to the Bank pursuant to Clause 10.1;

(c)	each such prepayment shall be equal to the amount of $500,000 or a whole multiple thereof or the balance of the Loan;

(d)

any prepayment of less than the whole of the Loan will be applied towards pro-rata reduction of the Repayment Instalments then outstanding or in such other manner as may be agreed between the Bank and the Borrowers;

(e)	every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable and shall oblige the Borrowers to make such prepayment on the date specified;

(f)	no amount prepaid may be re-borrowed; and

(g)	the Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.3	Compulsory Prepayment in case of Total Loss or sale of a Vessel

(A) Total Loss

(i) On any Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Bank may result in such Vessel being subsequently determined to be a Total Loss:

(aa) prior to or on the first Drawdown Date, the obligation of the Bank to advance the Advance relevant to the said Vessel (or any part thereof) shall be reduced to zero; and

(bb) in case the Commitment or any part thereof has been already advanced, the amount of the Loan shall, on expiry of a period of one hundred and eighty (180) days following the occurrence of such Total Loss or the date on which the relevant Vessel suffered damage or the incident which, in the reasonable opinion of the Bank, may result in such Vessel being subsequently determined to be a Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation in respect of such Vessel is received by the Owner thereof (or the Bank pursuant to the Security Documents), be reduced by an amount equal to the Required Amount (as hereinafter defined) together with accrued interest on the Loan to the date of prepayment and all other sums then due and payable by the Borrowers to the Bank pursuant to this Agreement and the other Security Documents, including without limitation, any amounts payable under Clause 12, as the Bank may in its absolute discretion determine.

(ii) The Bank shall notify to the Borrowers the total additional amounts payable pursuant to the provisions of this Clause 4.3(A) within 30 days of the relevant Vessel becoming a Total Loss or suffering damage or being involved in an incident which, in the reasonable opinion of the Bank, may result in the such Vessel being subsequently determined to be a Total Loss, and the Borrowers shall thereupon be obliged to make such repayment of the Loan and payment of interest and other monies as aforesaid.

(iii) For the purpose of this Clause 4.3:

(aa) in the case of an actual total loss of a Vessel, at the actual date and time such Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which such Vessel was last reported;

(bb) in the case of a constructive total loss of a Vessel, at the date and time notice of abandonment of such Vessel is given to the insurers of such Vessel for the time being (provided a claim for such Total Loss is admitted by such insurers) or, if such insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Owner thereof to the insurers of such Vessel, at the date and time on which the incident which may result, in the reasonable opinion of the Bank, in such Vessel being subsequently determined to be a Total Loss occurred;

(cc) in the case of a compromised or arranged total loss of a Vessel, on the date on which the incident which may result, in the reasonable opinion of the Bank, in such Vessel being subsequently determined to be a Total Loss occurred;

(dd) in the case of Compulsory Acquisition of a Vessel, on the date upon which the relevant requisition of title or other compulsory acquisition of such Vessel occurs; and

(ee) in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than where the same amounts to Compulsory Acquisition of a Vessel) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Owner of the use of such Vessel for more than 60 days, upon the expiry of the period of 60 days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

(B) Sale or other disposal

If a Vessel is sold or disposed of in any other manner, the amount of the Loan shall, forthwith upon receipt of the proceeds of such sale or such other disposal be reduced by an amount equal to the Required Amount and the Borrowers shall thereupon be obliged to make such repayment of the Loan, in which case the Bank will release the Mortgage and the other Security Documents in respect of this Vessel, provided always that such sale or such other disposal is made at the market value of the relevant Vessel (as determined on the basis of sale for prompt delivery excluding any charter and free of Encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer by major shipbrokers appointed by and/or acceptable to the Bank) prevailing at the time;

and for the purpose of this Clause 4.3 “Required Amount” in relation to any Vessel, means the higher of:

(i) the whole amount of the respective outstanding Advance relating to such Vessel;

(ii) the amount which is equal to the pro-rata share of the Market Value of the Vessel so lost or sold in the aggregate Market Value of all the Vessels determined in accordance with Clause 8.5(c) hereof immediately before the Total Loss or, as the case may be, the sale or other disposal of the relevant Vessel;

(iii) the amount which is required to be repaid to the Bank so that after the payment of the Required Amount to the Bank the Market Value of the Vessel remaining mortgaged to the Bank determined in accordance with Clause 8.5(c) hereof immediately before the Total Loss or, as the case may be, the sale or other disposal of the relevant Vessel (together with the value in Dollars of and any additional security given under Clause 8.5(c) and accepted by the Bank) is at least equal to or in excess of the Security Requirement.

Provided however that if the relevant Vessel so lost or sold or otherwise disposed of is the last Vessel pursuant to this Agreement, then the full amount of the insurance or, as the case may be, the sale proceeds shall be applied against repayment of the Outstanding Indebtedness and, in case of shortfall, the Borrowers shall pay to the Bank the balance (if any) of the Outstanding Indebtedness.

Any amount prepaid in accordance with Clause 4.3(A) and (B) which is less than the whole of the Outstanding Indebtedness will be applied by the Bank firstly against repayment of the Advance relative to the Vessel sold or lost and thereafter in such manner as the Bank may in its absolute discretion determine.

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment, (b) any additional amount payable under Clause 5.3 and (c) all other sums payable by the Borrowers to the Bank under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under Clause 10.

4.5	Master Agreement, Repayments and Prepayments

(a)

Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Loan (including, without limitation, upon a Total Loss or sale in accordance with clause 4.3, then subject to clause 4.5(b) the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers, where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Agreement and/or to obtain or re establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine and both the Bank’s and the Borrowers’ continuing obligations under any Transaction and/or the Master Agreement shall, unless agreed otherwise by the Bank, be calculated so far as the Bank considers it practicable by reference to the amended repayment schedule for the Loan taking into account the fact that less than the full amount of the Loan remains outstanding.

(b)

If less than the full amount of the Loan remains outstanding following a prepayment under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrowers shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

(c)

The Borrowers shall on the first written demand of the Bank indemnify the Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.5.

(d)

Notwithstanding any provision of the Master Agreement to the contrary, if for any reason, a Transaction has been entered into but no Advance is drawn down under this Agreement then, subject to clause 4.5(e) the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine.

(e)

If a Transaction has been entered into but no Advance is drawn down under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Transaction, the Borrowers shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document for the purposes of the Master Agreement and/or otherwise.

(f)

Without prejudice to or limitation of the obligations of the Borrowers under clause 4.5(c), in the event that the Bank exercises any of its rights under clauses 4.5(a), 4.5(b) or 4.5(d) and such exercise results in all or part of a Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Bank after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Bank shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

No Transaction under Clause 4.5 will be entered into without the specific consent of the Borrowers.

5.	PAYMENTS, TAXES AND COMPUTATION

5.1	Payment - No set-off or Counterclaims

(a)

The Borrowers hereby jointly and severally acknowledge that in performing their respective obligations under this Agreement and the Master Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrowers gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under this Agreement, the Master Agreement and/or any of the other Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3, free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:

(i)	in Dollars, not later than 10.00 a.m. (London time) on the Banking Day (in London, New York City, Paris, Athens and Piraeus) on which the relevant payment is due under the terms of this Agreement; and

(ii)	to the Receiving Bank.

Provided however, that the Bank shall have the right to change the place of account for payment, upon fifteen (15) Banking Days’ prior written notice to the Borrowers.

(b)

If at any time it shall become unlawful or impracticable for the Borrowers (or any of them) to make payment under this Agreement or the Master Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrowers may request and the Bank may agree to alternative arrangements for the payment of the amounts due by the Borrowers to the Bank under this Agreement, the Master Agreement or the other Security Documents.

5.2	Payments on Banking Days

All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, the payment or payments due shall be made on the first Banking Day thereafter, provided that this falls in the same calendar month. If it does not, payments shall fall due and be made on the last Banking Day before the said due date.

5.3	Gross Up

(a)

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrowers to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrowers shall pay to the Bank such additional amounts as may be necessary to ensure that there will be received by the Bank a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrowers shall indemnify the Bank against any losses or costs incurred by the Bank by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Bank official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrowers under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

(b)

For the avoidance of doubt, Clause 5.3(a) does not apply in respect of sums due from the Borrowers to the Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

5.4	Loan Account

All sums advanced by the Bank to the Borrowers under this Agreement and all interest accrued thereon and all other amounts due under this Agreement and/or the Master Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Bank in accordance with its usual practices in the name of the Borrowers. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one accounts, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement and the Master Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.

5.5	Evidence - Certificates conclusive

The Borrowers hereby jointly and severally expressly agree and admit that abstracts or photocopies or other reproductions of the books of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Bank shall (save for manifest error) be conclusive binding and full evidence on the Borrowers (and each of them) as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement and/or the Master Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement and/or the Master Agreement, the Interest Period, the value of additional securities under Clause 8.5(c), the payment or non payment of any amount and/or the occurrence of any other Event of Default. Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

5.6	Computation

All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to the Bank that;

(a)	Due Incorporation/Valid Existence

Each of the Borrowers and the other corporate Security Parties are duly incorporated/formed and validly existing and in good standing under the laws of their respective countries of incorporation as limited liability companies/corporations, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which such Security Party has undertaken or shall undertake pursuant to the Security Documents;

(b)	Due Corporate Authority

Each of the Borrowers has power to execute, deliver and perform its obligations under the Security Documents to which is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its/his obligations under the Security Documents to which it/he is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrowers (or any of them) to borrow will be exceeded as a result of borrowing the Loan;

(c)	Litigation

no litigation, arbitration, tax claim or administrative proceeding is current or pending or (to its or its officers’ knowledge) threatened against the Borrowers (or any of them) or any other Security Party, which, if adversely determined, would have a materially adverse effect on the business assets or the financial condition of any of them;

(d)	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrowers (or any of them) or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrowers (or any of them) or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrowers (or any of them) or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrowers (or any of them) or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrowers (or any of them) or any other Security Party;

(e)	Financial Condition

the financial condition of the Borrowers (or any of them) and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Bank;

(f)	No Immunity

neither the Borrowers nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)	Shipping Company

each of the Borrowers is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)	Licences/Authorisation

every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrowers are aware;

(i)	Perfected Securities

when duly executed, the Security Documents will create a perfected security interest in favour of the Bank, with the intended priority, over the assets and revenues intended to be covered, valid and enforceable against each of the Borrowers and the other Security Parties;

(j)	No Notarisation/Filing/Recording

save for the registration of any mortgage in the appropriate shipping registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Security Documents;

(k)	Validity and Binding effect

the Security Documents constitute (or upon their execution - and in the case of any mortgage upon its registration at the appropriate registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against each of the Borrowers and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security thereby created;

(l)	Valid Choice of Law

the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the respective Security Documents, valid and binding on each of the Borrowers and any other Security Party which is or is to be a party thereto;

(m)	Shareholdings

the shares in each Borrower are beneficially owned by the persons described to the Bank in the negotiation of this Agreement;

(n)	Commercial benefit

the giving of the Guarantee by the Corporate Guarantor is to the commercial benefit of the Corporate Guarantor in that the Corporate Guarantor belongs to the same group of companies as the Borrowers and has close financial co-operation and mutual assistance with the Borrowers and that by lending its support to the Borrowers through such guarantee, it furthers its own business interests within the scope of its constitutional documents;

(o)	No established place of business in the United Kingdom or United States none of the Security Parties has, nor will any of them have during the term of the Loan, an established place of business in the United Kingdom or the United States of America (except for the Corporate Guarantor).

(p)	Use of the Loan /No money laundering

Each of the Borrowers confirms that the Loan shall be exclusively used for the purposes specified in Clause 1.1 and, by entering into this Agreement and the other Security Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account and the borrowing of the Commitment and the performance and discharge of the Borrowers’ obligations and liabilities under this Agreement, the Master Agreement and the other Security Documents to which it is or is to be a party and other arrangements effected or contemplated by this Agreement will not involve or lead to contravention of any law, official, requirement or other regulatory measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community or any Pertinent Jurisdiction.

6.2	Initial representations and warranties

The Borrowers further jointly and severally represent and warrant to the Bank that;

(a)	Direct obligations - Pari Passu

the obligations of the Borrowers under this Agreement and the Master Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrowers with the exception of any obligations which are mandatorily preferred by law;

(b)	Information

all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Bank in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied;

(c)	No Default

no Default has occurred and is continuing;

(d)	No Taxes

no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrowers;

(e)	No Default under other Indebtedness

neither the Borrowers nor any other Security Party is in Default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

(f)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessels

each Vessel on the Drawdown Date will be:

(i)	in the absolute and free from Encumbrances (other than in favour of the Bank) ownership of the Owner thereof who is the sole legal and beneficial owner of such Vessel;

(ii)	registered in the name of the Owner thereof through a Ships Registry and under a flag acceptable to the Bank in all respects;

(iii)	operationally seaworthy and in every way fit for service;

(iv)

classed with a Classification Society member of IACS, which has been approved by the Bank in writing and such classification is and will be free of all requirements and recommendations of such Classification Society;

(v)	insured in accordance with the provisions of this Agreement and the relevant Mortgage; and

(vi)	managed by the Managing Companies;

(g)	No Charter

save for any relevant Charterparty and unless otherwise permitted in writing by the Bank, neither of the Vessels will on or before the relevant Drawdown Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the relevant Drawdown Date would have required the consent of the Bank under any of the Security Documents and there will not on or before the relevant Drawdown Date be any agreement or arrangement whereby the Earnings of the relevant Vessel may be shared with any other person;

(h)	No Encumbrances

neither the Vessels (or any of them) nor their/her Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the relevant Drawdown Date, be subject to any Encumbrances other than Permitted Encumbrances.

(i)	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank:

(i)	each Borrower and its Related Companies have complied with the provisions of all Environmental Laws;

(ii)	each Borrower and its Related Companies have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)

neither the Borrowers (or any of them) nor any of its Related Companies have received notice of any Environmental Claim that any of the Borrowers or any of its Related Companies are not in compliance with any Environmental Law or any Environmental Approval;

(j)	No Environmental Claims

(i)	except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank:

aa)

there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against the Borrowers (or any of them) or the Vessels (or any of them) or any of the Borrowers’ Related Companies or any other Relevant Ship; and

bb)

there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessels (or any of them) or any other Relevant Ship owned by, managed or crewed by or chartered to the Borrowers (or any of them) nor to the best of the Borrowers’ knowledge and belief (having made due enquiry) from any Relevant Ship which could give rise to an Environmental Claim;

(k)	Copies true and complete

the copies of the Management Agreements delivered or to be delivered to the Bank pursuant to Clause 7.3 are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(l)	DOC and SMC valid

the DOC applicable to the Operator is presently in full effect and of the SMC applicable to each Vessel is in full effect;

(m)	Compliance with ISPS Code

each Borrower has a valid and current ISSC in respect of the Vessel owned by it and such Vessel is in compliance with the ISPS Code;

(n)	Compliance with ISM code

each Vessel and any Operator complies or will on the drawdown of the first Advance comply with the requirements of the ISM Code; and

6.3	Representations Correct

At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrowers and/or the Corporate Guarantor and/or the Managing Companies to the Bank are true and accurate;

6.4	Repetition of Representations and Warranties

The representations and warranties in this Clause 6 (except in relation to the representations and warranties in Clause 6.2) shall be deemed to be repeated by the Borrowers on and as of each day from the date of this Agreement until all moneys due or owing by the Security Parties or any of them under this Agreement and the Security

Documents have been repaid in full as if made with reference to the facts and circumstances existing on each such day.

7.	CONDITIONS PRECEDENT

7.1	Conditions concerning corporate authorisations

The obligation of the Bank to make the Commitment or any part thereof available and/or to effect any Transaction under the Master Agreement shall be subject to the condition that the Bank, shall have received, not later than two (2) Banking Days before the day on which the Drawdown Notice in respect of the Commitment or, as the case may be, in respect of the first Advance, is given, the following documents and evidence in form and substance satisfactory to the Bank:

(a)

a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)

a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority and/or at the discretion of the Bank signed by the secretary or a director of each of them respectively, stating the corporate body which binds every one of them, the officers and/or the directors of each of them and containing specimens of their signatures;

(c)

a recent certificate as to the shareholding of any corporate Security Party issued by an appropriate authority or, at the discretion of the Bank, signed by the secretary or a director of each of them as the case may be, stating respectively the full names and addresses of the person or persons beneficially entitled as shareholders/ stockholders of the entire issued and outstanding shares/ stock of each of them;

(d)

minutes of separate meetings of the directors and shareholders (or of any other body which binds them, if any) of any corporate Security Party at which there was approved the entry into, execution, delivery and performance of this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is a party;

(e)

original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Security Documents, the Management Agreement and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(f)

evidence of the due authority of any person signing this Agreement, the Security Documents and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(g)

evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Security Documents;

(h)

the shareholders of all Security Parties shall be acceptable in all respects to the Bank. In the event that the Bank agrees (at its sole discretion) that a Security Party may have a corporate shareholder, the conditions set out in Sub-clauses (a), (b), (c), (d) and (e) of this Clause 7.1 shall apply (mutatis mutandis) to such corporate shareholder;

(i)

any other documents or recent certificates or other evidence which would be required by the Bank in relation to any corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and to be in good standing, which is the corporate body which binds the company, which is its present board of directors and shareholders, that the execution and performance of the Security Documents has been duly authorised and generally that the representations in Clause 6 are correct in all respects; and

(j)

any other documents or other evidence which would be required by the Bank evidencing that the entire issued and outstanding share capital of each of the Borrowers and/or the Guarantor is within the legal and/or beneficial ownership of persons acceptable in all respects to the Bank .

7.2	Conditions concerning the Securities

The obligations of the Bank to advance the Commitment or any part thereof and/or to effect any Transaction under the Master Agreement is subject to the further condition that the Bank at the time of receiving a Drawdown Notice shall have received the following documents (save for the securities which, due to the requirement of their registration in public registries or due to their nature, cannot be delivered to the Bank before the relevant Drawdown Notice and which will be delivered to the Bank simultaneously with the relevant drawdown):

(a)	each of the Master Agreement and the other Security Documents duly executed and where appropriate duly registered with the appropriate registry;

(b)	evidence that the Earnings Accounts and the Retention Account have been duly opened and all mandate forms, signature cards and authorities have been duly delivered;

(c)	evidence that all mandates required in connection with the exchange of Confirmations under the Master Agreement have been delivered to the Bank; and

(d)	receipt of the share certificates representing the entire issued share capital of the Borrowers.

7.3	Conditions concerning the Vessels

The obligation of the Bank to advance the Commitment or any part thereof and/or to effect any Transaction under the Master Agreement is subject to the further condition that the Bank shall have received prior to the relevant drawdown or, where this is not possible, simultaneously with the drawdown of the Commitment or the relevant part thereof:

(a)

If the Bank so requires, recent charter free valuation of each of the Vessels as at a date determined by the Bank but in any event before the Drawdown Date of the first Advance prepared on the basis specified in Clause 8.5(b) by major shipbrokers appointed and/or approved by the Bank in form and substance satisfactory to the Bank in its sole discretion;

(b)

evidence that, prior to or simultaneously with the drawdown, each of the Vessels will be duly registered in the ownership of its Owner with a shipping registry and under a flag acceptable to the Bank free from any Encumbrances save for Permitted Encumbrances and otherwise as contemplated herein;

(c)

evidence in form and substance satisfactory to the Bank that each Vessel has been insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents (including Mortgagee’s Interest Insurance (“MII”) and, if the Bank so requires, a Mortgagee’s Additional Perils (Pollution) Insurance (“MAPI”), each under the Bank’s wording or upon such terms as shall from time to time be determined by the Bank but for an amount not exceeding, in each case, 110% of the amount of the Loan) to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance together with an opinion from insurance consultants appointed by the Bank, on the Insurances effected or to be effected in respect of each Vessel upon and following the Drawdown Date;

(d)	in relation to each Vessel, copy of the management agreement relative thereto, in form and substance satisfactory to the Bank, made between the Owner of such Vessel and the Managing Companies;

(e)

all necessary confirmations by insurers of each of the relevant Vessels that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Bank in its sole discretion;

(f)

if the Bank so requires a report signed by an independent firm of marine insurance brokers appointed by the Bank at the expense of the Borrowers confirming the adequacy of the Insurances maintained on each Vessel;

(g)

evidence that each of the relevant Vessels is classed 100 A1 with Lloyd’s Register of Shipping, or to a similar standard with another classification society of like standing to be specifically approved by the Bank, and remains free from recommendations, notations or average damage affecting class except for any recommendations that may have been advised to the Bank and have been accepted by the Bank;

(h)	evidence that the trading certificates of each of the relevant Vessels are valid and in force;

(i)	certified true and complete copy of any Charterparty;

(j)	evidence to the full satisfaction of the Bank, proving the relevant Borrower’s title to the relevant Vessel free of any Encumbrances, debts or claims of any nature whatsoever;

(k)	a copy of the DOC applicable to the Operator and the SMC applicable to each Vessel certified as true and in effect by the legal counsel of the Borrowers;

(l)	a copy of the ISSC issued in respect of each Vessel pursuant to the ISPS Code certified as true and in effect by the legal counsel of the Borrowers;

7.4	No change of circumstances

The obligation of the Bank to advance the Commitment or any part thereof and/or to effect any Transaction under the Master Agreement is subject to the further condition that at the time of the giving of a Drawdown Notice and on advancing the Commitment or on the making of the Advance to which such Drawdown Notice relates:

(a)

the representations and warranties set out in Clause 6 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	no Event of Default shall have occurred and be continuing or would result from the drawdown;

(c)

the Bank shall be satisfied that there has been no change in the ownership, management, operations and/or adverse change financial condition of any Security Party which (change) might, in the sole opinion of the Bank, be detrimental to the interests of the Bank; and

(d)	the interest rate applicable to the Loan during the first Interest Period would not fail to be determined pursuant to Clause 3.6 (if applicable).

7.5	General Conditions

The obligation of the Bank to advance the Commitment or any part thereof and/or to effect any Transaction under the Master Agreement is subject to the further condition that the Bank, prior to or simultaneously with the drawdown, shall have received:

(a)

opinions from lawyers appointed by the Bank as to all the matters referred to in Clauses 6.1(a) and (b) and all such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Bank at its sole discretion may require;

(b)

confirmation from any agents nominated in this Agreement, the Master Agreement and elsewhere in the other Security Documents for the acceptance of any notice or service of process, that they consent to such nomination;

(c)

a receipt in writing in form and substance satisfactory to the Bank including an acknowledgement and admission of the Borrowers and/or any other Security Party to the effect that the Commitment or relevant part thereof (as the case may be) was drawn by the Borrowers and a declaration by the Borrowers that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct; and

(d)	the Arrangement Fee referred to in Clause 10.8 have been paid to the Bank;

7.6	Further documents

The Bank may from time to time request and the Borrowers shall, within the period specified by the Bank, deliver to the Bank such further documents certificates and/or opinions as requested at the sole discretion of the Bank.

8.	COVENANTS

8.1	Information Covenants

It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement and/or the Master Agreement or any of the other Security Documents, the Borrowers will:

(a)	Annual financial Statements

prepare and furnish the Bank, in form and substance satisfactory to the Bank, with annual, audited (by auditors acceptable to the Bank) financial statements (including balance sheet and profit and loss accounts) of the Borrowers and/or the Corporate Guarantor on a consolidated basis as soon as practicable but not later than 180 days after the end of the financial year concerned, prepared in accordance with IFRS;

(b)	Financial Information

provide the Bank annually and from time to time as the Bank may request and in form and substance satisfactory to the Bank with information on the financial condition, cash flow position, commitments and operations of the Borrowers and the Corporate Guarantor including cash flow analysis and voyage accounts of any Vessels owned, or as the case may be, managed by any such party with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the directors of the Borrowers as to their correctness;

(c)	Information on adverse change or Default

promptly inform the Bank of any occurrence which came to the knowledge of the Borrowers which might adversely affect the ability of any of the Borrowers or any other Security Party to perform its respective obligations under this Agreement and/or any of the other Security Documents and of any Default forthwith upon becoming aware thereof; and

(d)	Information on the employment of the Vessels

provide the Bank from time to time as the Bank may request with information on the employment of the Vessels as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessels, such information to be certified by one of the directors of the Borrowers as to their correctness;

8.2	Banking operations – Financial covenants

(a) It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement, the Master Agreement or any of the other Security Documents, the Borrowers will ensure that all banking operations in connection with the Vessels are carried out through the Lending Branch of the Bank;

(b) the Borrowers shall ensure that at all times during the Security Period, the financial condition of the Corporate Guarantor on a consolidated basis and as evidenced by the most recent financial statements produced in accordance with sub-clause 8.1(a), shall be such that:

(a) ensure that the Leverage Ratio will not at any time exceed 75%;

(b) ensure that the Consolidated Liquidity is equal to the higher of (i) next 6-months debt service and (ii) Dollars Three Hundred Thousand ($300,000) per trading vessel ultimately owned by the Corporate Guarantor (excluding vessels on bareboat charters and vessels under construction);

The expressions used in this Clause 8.2 shall be construed in accordance with law and accounting principles internationally accepted as used in the most recent financial statements produced in accordance with sub-clause 8.1(a), and for the purposes of this Agreement:

“Accounting Period” means each consecutive period of twelve (12) months falling during the Security Period (ending on the last day in December of each year) for which the annual financial statements are required to be delivered pursuant to sub-clause 8.1(a);

“Leverage Ratio” means, in respect of each Accounting Period and on a consolidated basis of the Group, Total Debts divided by the Total Asset Value during such period;

“Consolidated Liquidity” in relation to the Corporate Guarantor means, in respect of an Accounting Period, the aggregate amount of free, unencumbered cash held by the Corporate Guarantor, including cash equivalents, and/or committed but not called-in equity;

“Total Asset Value” means, in respect of an Accounting Period, the aggregate of the Market Value of the vessels (excluding vessels under lease schemes) ultimately owned by the Corporate Guarantor plus any committed but not called-in equity and any funds held in a duly pledged account as part of a security package;

“Total Debts” means at any relevant time the total long-term debts, inclusive of current portion of long-term debt as stated in the most recent financial statements produced in accordance with sub-clause 8.1(a).

8.3	No further financial exposure

It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement, the Master Agreement or any of the other Security Documents, the Borrowers will:

(a)	No further Indebtedness

incur no further Indebtedness nor authorise or accept any capital commitments (other than that (i) normally associated with the day to day operations of the Vessels) and (ii) associated with the issuance of letters of guarantee under normal course of business) nor enter into any agreement for payment on deferred terms or hire agreement;

(b)	No loans

not make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance to any officer, director, stockholder or employee or any other company managed by the Managing Companies directly or indirectly, save for intercompany loans fully subordinated to the Loan; moreover, the Borrowers agree that no repayment of principal or payment of interest or any payment whatsoever will take place in respect of the subordinated intercompany loans until the repayment in full of the Loan;

(c)	No dividends - No disposal of assets – Application of net profits not declare or pay any dividends or other distribution upon any of the issued shares or otherwise dispose of any assets to any of the shareholders of the Borrowers, unless (i) there is no breach of covenants under this Agreement and (ii) the minimum Security Requirement at the time is 150%. Subject to compliance with (i) and (ii) above, the Borrowers (a) may declare dividends one time in the year under consideration and distribute them, provided there is adequate predictability/visibility on the cash flow of the Vessels over the forthcoming twelve (12) months and (b) may freely declare and pay accrued dividends out of prior years’ retained earnings;

(d)	No Payments

except pursuant to this Agreement, the Master Agreement and the Security Documents (or as expressly permitted by the same) not pay out any funds to any company or person except in connection with the administration of the Borrowers, the operation and/or repair of the Vessels.

8.4	Maintenance of Business Structure

It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement, the Master Agreement or any of the other Security Documents, the Borrowers will:

(a)	Maintenance of Business Structure

ensure that without the prior written consent of the Bank, such consent not to be unreasonably withheld, none of the Borrowers, the Corporate Guarantor and the

Managing Companies will change the nature, organisation and conduct of the business of the Borrowers as owners of the Vessels or as managers of vessels as the case may be, or carry on any business other than the business carried on at the date of this Agreement; in case of any changes not approved by the Bank, the Bank may demand full prepayment within ninety (90) days;

(b)	Maintenance of Legal Structure

ensure that without the prior written consent of the Bank, such consent not to be unreasonably withheld, none of the documents defining the constitution of any of the Borrowers and/or any Guarantor shall be altered in any manner whatsoever without the prior written consent of the Bank;

(c)	Control

ensure that without the prior written consent of the Bank, such consent not to be unreasonably withheld, no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrowers, the Guarantor or any share therein or of the Vessels without the prior written consent of the Bank; in case of any changes not approved by the Bank, the Bank may demand full prepayment within ninety (90) days;

(d)	No merger

ensure that, without the prior written consent of the Bank, such consent not to be unreasonably withheld, none of the Borrowers and the Guarantor will merge or consolidate with any other company or person;

(e)	Subsidiaries

not form or acquire any Subsidiaries;

(f)	Share capital and distribution

ensure that, without the prior written consent of the Bank, none of the Borrowers and/or the Guarantor will purchase or otherwise acquire for value any shares of its capital or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders; and

(g)	Know your customer and money laundering compliance

provide the Bank with such documents and evidence as the Bank shall from time to time require, based on law and regulations applicable from time to time and the Bank’s own internal guidelines applicable from time to time to identify the Borrowers and the other Security Parties, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

8.5	No Subordination/Value of Security

It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement, the Master Agreement or any of the other Security Documents, the Borrowers will:

(a)	No subordination

ensure that the indebtedness of the Borrowers to the Bank hereunder will not be subordinated in priority of payment to any other present or future indebtedness;

(b)	Valuation of the Vessels

at any time that the Bank might consider to be (at the sole discretion of the Bank) necessary or useful and at the expense of the Borrowers, have each Vessel valued in Dollars, without, unless required by the Bank, physical inspection and on the basis of sale for prompt delivery and free of Encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer taking into account the benefit of any remaining Charterparty or other engagement concerning the relevant Vessel (“the basis of valuation”), by means of taking the mean of valuations of the relevan Vessel made by two such first-class international independent sale and purchase shipbrokers as may be agreed between the Bank and the Borrowers. If the Borrowers shall not have agreed with the Bank the brokers to be so appointed within seven (7) days of the Bank notifying the Borrowers of the Bank’s intention to appoint such brokers such valuation shall be made by using the mean of valuations of two brokers appointed only by the Bank. The Borrowers agree to accept the mean of any valuations made by shipbrokers appointed as aforesaid as conclusive evidence of the market value of the Vessels at the date of such valuations. The Borrowers agree to supply to the Bank and to any such shipbrokers such information concerning the Vessels and their condition as such shipbrokers may require for the purpose of making such valuations.

(c)	Market Value to Debt Ratio-Additional Security

ensure and procure that at all times, while the Loan is outstanding, the Security Value shall be at least equal to the Security Requirement at the relevant time and if at any relevant time the Security Value is less than the Security Requirement, within thirty (30) days of being advised by the Bank of such shortfall, either: (a) prepay such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value or (b) provide additional security in form and substance in all respects acceptable to the Bank in an amount at least equal to the amount of such shortfall. Such additional security shall be constituted by:

(i)	additional pledged cash deposits in favour of the Bank in an amount equal to such shortfall in accounts held with the Bank and in the manner to be determined by the Bank; and/or

(ii)	any other security acceptable to the Bank to be provided in a manner determined by the Bank.

(d)

The value of the Vessels shall be determined for the purpose of the Clause 8.5(c) as provided in Clause 8.5(b) and shall be notified by the Bank to the Borrowers and such valuation shall constitute the value of the Vessels for the purposes of Clause 8.5(c) and shall be binding upon the parties hereto. All costs in connection with such valuations and any valuation of any additional security provided pursuant to Clause 8.5(c) shall be borne by the Borrowers.

(e)	Valuation of additional security

For the purpose of this Clause 8.5, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto provided always that if the additional security is in the form of a collateral vessel such collateral vessel shall be valued in accordance with the provisions of Clause 8.5(b) or if the additional security is in form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(f)	Documents and evidence

In connection with any additional security provided in accordance with this Clause 8.4, the Bank shall be entitled to receive such evidence and documents as may in the Bank’s reasonable opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

8.6	Maintenance of Assets

It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement, the Master Agreement or any of the other Security Documents, the Borrowers will:

(a)	No Transfer of Assets

not convey, assign, transfer, sell or otherwise dispose of or deal with any of their real or personal property, assets or rights, whether present or future, without the prior written consent of the Bank, such consent not to be unreasonably withheld,; and

(b)	No Encumbrance of Assets

not allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Bank (including, but not limited to, the Borrowers’ rights against the Bank under the Master Agreement or all or any part of the Borrowers’ interest in any amount payable to the Borrowers by the Bank under the Master Agreement); and

(c)	No dealings with Master Agreement

not assign, novate or in any other way transfer any of its rights or obligations under or pursuant to the Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Bank, nor any other agreement or commitment the effect of which is, in the opinion of the Bank, materially to prejudice the hedging of the Borrowers’ interest rate risk effected by the Hedging Transactions from time to time entered into between the Borrowers and the Bank.

8.7	Covenants Concerning the Vessels

It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement, the Master Agreement or any of the other Security Documents, the Borrowers will:

(a)	Ownership/Management/Control

ensure that the Vessels will maintain their present ownership, management, control and beneficial ownership;

(b)	Class

ensure that the Vessels will remain in class free of overdue recommendations, notations affecting class or average damage affecting class or, in case of any recommendations or notations not affecting class, ensure due compliance with the terms of such recommendations or notations and provide the Bank on demand with copies of all class and trading certificates of the Vessels;

(c)	Insurances

maintain all Insurances of the Vessels and comply with all insurance requirements specified in this Agreement and in case of failure to maintain the Vessels so insured authorise the Bank (and such authorisation is hereby expressly given to the Bank) to have the right but not the obligation to effect such Insurances on behalf of the Owner (and in case that any of the Vessels remains in port for an extended period to effect port risks Insurances at the cost of the Borrowers which, if paid by the Bank, shall be Expenses);

(d)	Transfer/Encumbrances

not without the prior written consent of the Bank, such consent not to be unreasonably withheld, sell or otherwise dispose of any of the Vessels or any share therein or create or agree to create or permit to subsist any Encumbrance over the Vessels or any of them (or any share or interest therein) other than Permitted Encumbrances;

(e)	Not imperil Flag, Ownership, Insurance

ensure that each of the Vessels is maintained and trades in conformity with the laws of the flag of the respective Vessel, of its owning company, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the respective Vessel or its unencumbered (other than Permitted Encumbrances) ownership or its Insurances;

(f)	Mortgage Covenants

always comply with all the covenants provided for in the mortgage on each of the Vessels and any accompanying Deed of Covenant;

(g)	Charter

save for any relevant Charterparty and unless otherwise permitted in writing by the Bank, not enter into a Charterparty, agreement or related document in respect of the employment of a Vessel (i) for a period for more than twelve (12) months or (ii) below the market rate prevailing at the time when the respective Vessel is fixed in or on terms which are not in accordance with the commercial practice prevailing at the relevant time or (iii) on demise charterparty;

(h)	Charter Assignment

execute and deliver to the Bank within fifteen (15) days of signing of any charter, the duration of which is agreed to be for a period, directly or by extension more than twelve (12) months, (a) a specific assignment of such Charterparty in form and substance satisfactory to the Bank and (b) a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Bank or (c) alternatively at the sole discretion of the Bank, a copy of irrevocable instructions of the Owner of the respective Vessel to the charterer for the payment of the hire to the Bank and/or a copy of the relevant Charterparty with appropriate irrevocable notation;

(i)	Compliance with Environmental Laws

comply with, and procure that all Environmental Affiliates of the Borrowers comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Borrowers obtain and comply with, all Environmental Approvals and to notify the Bank forthwith:

(i)	of any Environmental Claim for an amount or amounts exceeding $300,000 made against either of the Vessels and/or the Owner thereof; and

(ii)

upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Bank advised in writing of the Owner’s response to such Environmental Claim on such regular basis and in such detail as the Bank shall require.

(j)	Compliance with ISM Code

procure that the Managing Companies and any Operator:

(i)

will comply with and ensure that each Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Bank if there is any threatened or actual withdrawal of the Borrowers’ or an Operator’s DOC or the SMC in respect of the Vessels (or any of them); and

(iii)

promptly inform the Bank upon the issue to the Borrowers (or any of them), the Managing Companies or any Operator of a DOC and to any of the Vessels of an SMC or the receipt by the Borrowers (or any of them), the Managing Companies or any Operator of notification that its application for the same has been realised;

(k)	ISPS Code Compliance

procure that the Managing Companies or any Operator will throughout the Security period:

i)	maintain at all times a valid and current ISSC respect of each Vessel;

ii)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of each Vessel; and

(i)	procure that each Vessel will comply at all times with the ISPS Code.

(l)	Inspections/Surveys

at any time that the Bank might reasonably consider to be necessary or useful, have each Vessel inspected and/or surveyed at the expense of the Borrowers by surveyors and/or inspectors appointed by the Bank and duly authorise the Bank to review the insurance and operating records of the Borrowers.

8.8	Observance of Covenants

It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement, the Master Agreement or any of the other Security Documents, the Borrowers will:

(a)	Use of the Loan

use the Loan exclusively for the purposes specified in this Agreement;

(b)	Compliance with Covenants

duly and punctually perform all obligations under this Agreement, the Master Agreement and the other Security Documents;

(c)	Payment on Demand

pay to the Bank on demand any sum of money which is payable by the Borrowers to the Bank under this Agreement and/or the Master Agreement but in respect of which it is not specified in any other Clause when it is due and payable; and

(d)	Evidence of Compliance

upon request by the Bank from time to time provide such information and evidence to the Bank as the Bank would reasonably require, demonstrate compliance with the covenants and undertakings set forth in this Agreement, the Master Agreement and any other Security Document;

8.9	Validity of Securities

It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement, the Master Agreement or any of the other Security Documents, the Borrowers will:

(a)	Validity

ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement, the Master Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;

(b)	Earnings

ensure and procure that, unless and until directed by the Bank otherwise (i) all the Earnings of each Vessel shall be paid to the relevant Earnings Account and (ii) the persons from whom the Earnings of a Vessel are from time to time due are irrevocably instructed to pay them to the relevant Earnings Account in accordance with the provisions hereof and of the relevant Security Documents;

(c)	Taxes

pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

(d)	Additional Documents

from time to time at the request of the Bank execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as shall be deemed desirable at the reasonable discretion of the Bank for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this Agreement, the Master Agreement the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any Conditions Precedent have not been fulfilled prior to the Drawdown, such Conditions shall be complied with within five (5) days of Drawdown (unless the Bank agrees otherwise in writing) and failure to comply with this Covenant shall be an Event of Default.

8.10	Covenants for the Security Parties

It is hereby undertaken by the Borrowers that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement, the Master Agreement or any of the other Security Documents, the Borrowers will ensure and procure that all other Security Parties and each of them duly and punctually comply, with the covenants in Clauses 8.1 to 8.9 which are applicable to them mutatis mutandis.

9.	EVENTS OF DEFAULT

9.1	There shall be an Event of Default if:

(a)

Non-payment any Security Party fails to pay any sum payable by it under any of this Agreement, the Master Agreement and any of the other Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of demand);

(b)

Breach of Insurance and certain other obligations either Borrower fails to obtain and/or maintain the Insurances of its Vessel (in accordance with the requirements of the Security Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of such Borrower or any other person (unless such Borrower has at that time arranged insurance cover which satisfies the terms of this Agreement and the other Security Documents in substitution for the Insurances which have been cancelled or in respect of which an insurer has disclaimed liability) or such Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clause 8; or

(c)

Breach of other obligations any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in Clauses 9.l(a) and 9.1 (b) above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may, at its sole discretion of the Bank, require shall not have been taken within fifteen (15) days of the Bank notifying the relevant Security Party of such default and of such required action; or

(d)

Misrepresentation any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

(e)

Cross-default any Indebtedness of any Security Party is not paid when due or any Indebtedness of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s ability to pay its debts as they fall due, or any guarantee given by any Security Party in respect of Indebtedness is not honoured when due and called upon unless in any such case the relevant Security Party is contesting in good faith the validity of its obligation to make any payment referred to in this Clause 9.1(e) and the relevant Security Party has provided the Bank with satisfactory evidence that it has set aside adequate reserves with respect to the amount being claimed of it and to finance any action it is taking to contest such claim; or

(f)

Legal process any judgment or order made or commenced by a person against any Security Party is not stayed or complied with within thirty (30) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within thirty (30) days; or

(g)

Insolvency any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h)	Reduction or loss of capital a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i)

Winding up any petition is presented or other step is taken for the purpose of winding up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(j)

Administration any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party, or the Bank, at its reasonable discretion, believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

(k)

Appointment of receivers and managers any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

(l)

Compositions any steps are taken, or negotiations commenced, by any Borrower or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors, Provided however that if such Borrower is able to provide such evidence as is satisfactory in all respects to the Bank that such rescheduling will not result in such Borrower being, at the Bank’s sole opinion, unable to satisfy its payment obligations as they fall due the same shall not constitute an Event of Default; or

(m)

Analogous proceedings there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 9.1(f) to (l) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(n)	Cessation of business any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(o)

Seizure all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(p)

Invalidity any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(q)

Unlawfulness it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

(r)	Repudiation any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing repudiation of any of the Security Documents; or

(s)	Encumbrances enforceable any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

(t)

Material adverse change there occurs, in the reasonable opinion of the Bank, a material adverse change in the financial condition of any Security Party as described by the Security Parties to the Bank in the negotiation of this Agreement; or

(u)

Arrest either Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Owner thereof and such Owner shall fail to procure the release of its Vessel within a period of thirty (30) days thereafter; or

(v)

Registration: the registration of either Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Bank or, if either Vessel is only provisionally registered on the relevant Drawdown Date, such Vessel is not permanently registered under the laws and flag of such state at least fifteen (15) days prior to the deadline for completing such permanent registration; or;

(w)

Unrest: the Flag State of either Vessel becomes involved in hostilities or civil war or there is a seizure of power in such state by unconstitutional means if, in any such case, such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents unless such Vessel has been re-flagged on another registry acceptable to the Bank within fifteen (15) days of the Bank’s request; or

(x)

Termination of Charterparty any Charterparty is terminated for any reason whatsoever (other than by reason of its contractual expiry) or such Charterparty is frustrated or is varied in any manner not permitted by or pursuant to the Charterparty Assignment or this Agreement and same is not replaced by a Charterparty acceptable to the Bank in all respects (such acceptance not to be unreasonably withheld); or

(y)

Environment either Borrower fails to comply with any Environmental Law or any Environmental Approval or either Borrower and/or any of its Environmental Affiliates or either Vessel is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Bank, reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrowers (or either of them) or any other Security Party or on the security constituted by any of the Security Documents; or

(z)

P&I either Borrower or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which its Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdiction where such Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(aa)

Ownership there is any change in the legal and/or beneficial ownership in either Borrower unless such change results in the legal and/or beneficial ownership remaining within the same persons as advised to the Bank; or

(bb)	Total Loss either Vessel becomes a Total Loss or suffers damage or is involved in an incident which in the reasonable opinion of the Bank may result in such

Vessel being subsequently determined to be a Total Loss and the insurance indemnity is not paid by the insurers to the Bank under the relevant General Assignment within a period of one hundred eighty (180) days from the date on which the incident which may result in such Vessel being subsequently determined to be a Total Loss occurred; or

(cc)

Change of Management either Vessel ceases to be managed by the Managing Companies (for any reason other than the reason of a Total Loss or sale of such Vessel) without the approval of the Bank and the relevant Owner fails to appoint Managing Companies within two (2) days prior to the termination of the relevant Management Agreement with the previous Managing Companies; or

(dd)

ISM Code (without prejudice to the generality of sub-Clause 9.1(b) and (c)) for any reason whatsoever the provisions of Clause 8.7(j) are not complied with and/or either Vessel ceases to comply with the ISM Code; or

(ee)

ISPS Code (without prejudice to the generality of sub-Clause 9.1(b) and (c)) for any reason whatsoever the provisions of Clause 8.7(k) are not complied with and/or either Vessel ceases to comply with the ISPS Code; or

(ff)	Material events any other event occurs or circumstance arises which, in the reasonable opinion of the Bank has a material and adverse to effect on either:

(i)	the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents; or

(ii)	the security created by any of the Security Documents,

in the light of which the Bank considers that there is a significant risk that the Borrowers (or either of them) or the Guarantor is, or will later become, unable to discharge its liabilities under the Security Documents (or any of them) as they fall due; or

(gg)

Shareholdings without the prior written consent of the Bank, such consent not to be unreasonably withheld, there is any change in the legal and beneficial shareholding of any of the Security Parties from that evidenced to the Bank prior to the date of this Agreement; or

(hh)	Events in relation to the Master Agreement

(1)	notice of an Early Termination Date is given by the Bank under section 6(a) of the Master Agreement; or

(2)	a person entitled to do so gives notice of an Early Termination Date under section 6(b)(iv) of the Master Agreement; or

(3)	an Event of Default (as defined in section 14 of the Master Agreement) occurs; or

(4)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason.

9.2

Consequences of Default The Bank may without prejudice to any other rights of the Bank (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:

(a)	by notice to the Borrowers declare that the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)

by notice to the Borrowers declare that the Loan and all interest and commitment commission accrued and all other sums payable under this Agreement, the Master Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Bank which are expressly waived by each of the Borrowers; and/or

(c)

put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or the Master Agreement and/or under any other Security Document and/or as mortgagee of the Vessels, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) over the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise);

provided that if an event occurs in respect of the Borrowers (or any of them) of the type described in Clause 9.1(g) to (o) (except only in the case when a petition was presented or proceedings were commenced or a suit or writ were issued by a third party and in the case that such events relate to only a part of the undertakings, assets, rights or revenues which in the opinion of the Bank does not affect the ability of the Borrowers to perform their respective obligations under this Agreement and/or the Master Agreement and/or the Security Documents) the obligation of the Bank to make the Commitment or any part thereof available shall terminate immediately upon receipt by the Bank of the relevant information (as such receipt shall be conclusively certified by a certificate of the Bank) and all amounts payable under Sub-clause 9.2(b) above shall become immediately due and payable without any notice or other formality which is hereby expressly waived by the Borrowers.

9.3

Multiple notices; action without notice The Bank may serve notices under Clause 9.2(a) and (b) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices.

9.4

Demand basis If, pursuant to Clause 9.2(b), the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.5

Proof of Default It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Bank (save for manifest error).

9.6	Exclusion of Bank’s liability Neither the Bank nor any receiver or manager appointed by the Bank, shall have any liability to the Borrowers or another Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or the Master Agreement or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset,

except that this does not exempt the Bank or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Bank’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES - EXPENSES - FEES

10.1	Indemnity

The Borrowers shall on demand (and it is hereby expressly undertaken by the Borrowers to) indemnify the Bank, without prejudice to any of the other rights of the Bank under any of the Security Documents, against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred as a consequence of (a) any default in payment by any of the Security Parties of any sum under this Agreement, the Master Agreement and/or any of the other Security Documents when due, (b) the occurrence of any Event of Default, (c) any prepayment of the Loan or part thereof being made under Clauses 4.3, 8.5(c) or 12 or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid or (iv) any drawdown not being made for any reason (excluding any default by the Bank) after a Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

10.2	Expenses

The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay to the Bank on demand:

(a)	Initial and Amendment expenses

all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank in connection with the negotiation, preparation and execution of this Agreement, the Master Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement, the Master Agreement and/or any of the other Security Documents and/or in connection with any proposal by the Borrowers to constitute additional security pursuant to Clause 8.5(c), whether any such security shall in fact be constituted or not;

(b)	Enforcement expenses

all expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or the Master Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or the Master Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not; and

(c)	MII costs

reimburse the Bank on demand for any and all costs incurred by the Bank (as conclusively certified by the Bank) in effecting and keeping effected (a) a MII which the Bank may at any time effect for an amount of up to 110% of the Loan under the Bank’s wording or upon such terms as shall from time to time be determined by the Bank and (b) if the Bank so requires, a MAPI, which the Bank may at any time effect for an amount of up to 110% of the Loan, each under the

Bank’s wording or upon such terms as shall from time to time be determined by the Bank. Provided however, that the Bank shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI the insurance brokers in respect of each such Insurance and Provided further that in the event that the Bank effect any such Insurance on the basis of any mortgagee’s open cover, the Borrowers shall pay on demand to the Bank its proportion of premium due in respect of the Vessel or Vessels for which such insurance cover has been effected by the Bank, and any certificate of the Bank in respect of any such premium due by the Borrowers shall (save for manifest error) be conclusive and binding upon the Borrowers; and

(d)	Other expenses

any and all other Expenses as defined in Clause 1.2.

(e)	Legal costs

the legal costs of the Bank’s appointed lawyer, in respect of the preparation of this Agreement and the other Security Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Security Documents or any search or opinion given to the Bank in respect of the Security Parties or the Vessels (or any of them) or the Security Documents. The said legal costs to be due and payable on the date of drawdown.

(f)	Master Agreement

The Borrowers will indemnify the Bank from time to time on demand in respect of all liabilities, losses, costs or expenses suffered, incurred or sustained by the Bank arising in any way in relation to the exercise by the Bank of its rights under the Master Agreement and any other document executed pursuant thereto, or arising in any way from any other termination, cancellation, unwinding or restructuring of any Transaction, together (in each case) with interest at the Default Rate from the date of the Bank’s demand until the date on which the Bank receives payment or reimbursement, before or after any relevant judgment.

All expenses payable pursuant to this Clause 10.2 shall be paid together with value added tax (if any) thereon.

10.3	Stamp duty

The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to pay any and all stamp, registration and similar taxes or charges (including those payable by the Bank) imposed by governmental authorities in relation to this Agreement, the Master Agreement and any of the other Security Documents, and shall indemnify the Bank against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrowers to pay such stamp taxes or charges.

10.4	Environmental Indemnity

The Borrowers shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Bank.

10.5	Currencies

If any sum due from the Borrowers under any of the Security Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers or any other Security Party, as the case may be or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency into the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

10.6	Maintenance of the Indemnities

The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrowers or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Bank and any sum due from the Borrowers under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the Master Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.

10.7	Communications Indemnity

It is hereby agreed in connection with communications that:

(a)

Express authority is hereby given by the Borrowers to the Bank to accept (at the sole discretion of the Bank) all tested or untested communications given by facsimile, cable or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement and the Master Agreement, subject to any restrictions imposed by the Bank relating to such communications including, without limitation (if so required by the Bank), the obligation to confirm such communications by letter.

(b)

Each of the Borrowers shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax numbers mentioned in Clause 15.1 or any other fax usually used by it or its Managing Companies.

(c)

Each of the Borrowers hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Bank and promises and recognises that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrowers to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank or any third party may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications.

(d)

With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrowers.

(e)

The risks of misunderstandings and errors of notices, requests, instructions or communications being given as mentioned above, are for the Borrowers and the Bank will be indemnified in full pursuant to this Clause.

(f)

The Bank shall have the right to ask the Borrowers to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrowers for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Bank to do so. The Bank shall be fully protected in, and the Bank shall incur no liability to the Borrowers for acting upon the said notices, requests, instructions or communications which were believed by the Bank in good faith to have been given by the Borrowers or by any of their authorised representative(s).

(g)

It is undertaken by the Borrowers to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrowers shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses which the Bank may incur by reason of the failure of the Borrowers to comply with the obligations under this Clause and/or this Agreement and/or the Master Agreement.

(h)

The Bank may at any time, without disclosing to the Borrowers the reason (and such discretion of the Bank is expressly admitted by the Borrowers hereby) refuse to execute the notices, requests, instructions or communications of the Borrowers, or any part thereof given by fax without incurring any responsibility for loss, liability or expense arising out of such refusal, unless the original of any such notice, request, instruction or communication has also been delivered to the Bank.

10.8	Management Fee

The Borrowers have paid or shall pay to the Bank on the date of this Agreement, or such later date as may be agreed between the Bank and the Borrowers, a non-refundable management fee of one three five base points (135 bps) on the amount of the Commitment. The fee referred to in this Clause 10.8 shall be payable by the Borrowers to the Bank whether or not any part of the Commitment is ever advanced.

11.	SECURITY, APPLICATION, SET-OFF AND ACCOUNTS

11.1	Securities

As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrowers shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Bank in form and substance satisfactory to the Bank at the time specified herein or otherwise as required by the Bank and ensure that such security consists of:

(a)

duly registered first preferred maritime mortgages over each of the Vessels accompanied by deed of covenants as appropriate on the basis of the provisions of the applicable law providing the highest degree of security for the Bank (the “Mortgages”);

(b)

first priority general assignment of all the Insurances and Earnings and Requisition Compensation of each of the Vessels in form and substance satisfactory to the Bank and respective notices of assignment (the “General Assignments”);

(c)	the Guarantee duly executed by the Guarantor;

(d)	the Managing Companies’ Undertaking;

(e)	the Charterparty Assignment(s), if required by the Bank at its discretion, notice of which will be served to the charterers only in case of occurrence of an Event of Default which remains unremedied;

(f)	the Shares Pledge Agreements; and

(g)	the Accounts Pledge Agreement.

11.2	Maintenance of Securities

It is hereby undertaken by the Borrowers that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement, the Master Agreement or under the other Security Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at the expense of the Borrowers, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

11.3	Application of funds

All moneys received by the Bank under or pursuant to any of the Security Documents shall be applied by the Bank in the following manner:

(a)

Firstly, in or towards payment of Expenses and all sums other than principal or interest which may be due to the Bank under this Agreement, the Master Agreement and the other Security Documents or any of them at the time of application;

(b)	Secondly, in or towards payment of any default interest;

(c)	Thirdly, in or towards payment of any arrears of interest due in respect of the Loan or any part thereof or in respect of the Master Agreement;

(d)	Fourthly, in or towards repayment of the Loan whether the same is due and payable or not as well as in or towards payment of any sums owing under the Master Agreement;

(e)

Fifthly, in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid; and

(f)	Sixthly, the surplus (if any) shall be paid to the Borrowers, or to whomsoever else shall be entitled thereto.

Provided however, that notwithstanding the foregoing, the Bank may in its absolute discretion, apply such monies on its own books of account in any order or priority among paragraphs First to Fifth above without affecting the obligations of the Borrowers to the Bank.

11.4	Master Agreement rights

The rights conferred on the Bank by this Clause shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Bank by the Master Agreement. The Borrowers acknowledge that the Bank shall be under no obligation to make any payment to the Borrowers under or pursuant to the Master Agreement if, at the time that payment becomes due, there shall have occurred an Event of Default or Potential Event of Default, or an Event of Default or Termination Event (as those terms are respectively defined in the Master Agreement).

11.5	Set off

(a)	Express authority is hereby given by the Borrowers to the Bank without prejudice to any of the rights of the Bank at law, contractually or otherwise, at any time and without notice to the Borrowers:

(i)

to apply any credit balance standing upon any account of the Borrowers or any of them with any branch of the Bank and in whatever currency in or towards satisfaction of any sum due and payable to the Bank from the Borrowers under this Agreement and/or the Master Agreement and/or any of the other Security Documents;

(ii)	in the name of the Borrowers and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(iii)	to combine and/or consolidate all or any accounts in the name of the Borrowers or any of them with the Bank.

(b)

If the Borrowers are the defaulting party under this Agreement or the Master Agreement, the Bank, as the non-defaulting party, may (without prejudice to or limitation of its right of set-off under section 6(e) of the Master Agreement and its rights under sub-clause (a) of this Clause 11.4) at the same time as, or at any time after, the Borrowers’ default set-off any amount due from the Borrowers to the Bank under this Agreement against any amount due from the Bank to the Borrowers under the Master Agreement, and apply the first amount in discharging the second amount. The effect of any set-off under this sub-clause (b) shall be effective to extinguish or, as the case may require, reduce the liabilities of the Bank under the Master Agreement.

(c)

For all or any of the above purposes authority is hereby given to the Bank to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given by this Clause.

11.6	Earnings Accounts - Retention Account

(a)

The Borrowers shall procure that all moneys payable in respect of the Earnings of each of the Vessels shall be paid to the relevant Earnings Account free from Encumbrances and that the payment of all operating expenses relating to the Vessels will be effected through the Earnings Accounts. Unless and until an Event of Default shall occur (whereupon the provisions of Clause 11.3 shall be applicable) no monies shall be withdrawn from the Earnings Accounts save as hereinafter provided:

(i)	first: in payment of any and all sums whatsoever due and payable to the Bank hereunder (such sums to be paid in such order as the Bank may in its sole discretion elect);

(ii)

second: during each month of each year throughout the Security Period commencing one (1) month after the Drawdown Date the Borrowers shall cause to be transferred from the Earnings Accounts to the Retention Account of the Earnings of the Vessels received in the Earnings Account during the preceding month:

aa)	one sixth (1/6th) of the amount of the Repayment Instalment specified in Clause 4.1 falling due for payment on the next following Repayment Date; and

bb)	the relevant fraction of the amount of interest on the Loan falling due on the next due date for payment of interest under this Agreement.

The expression “relevant fraction” in relation to an amount of interest on the Loan falling due for payment means a fraction (which shall be notified by the Bank to the Borrowers at the beginning of each Interest Period) where the numerator is always one and where the denominator shall always be six except in the case of an Interest Period of less than six months, in which case the denominator shall be the number of months comprised in such Interest Period; and

(iii)	third: any balance shall, subject to the provisions of Clause 8.3(c), be released to the Borrowers.

(b)

If the aggregate amount of the Earnings of the Vessels received in the Earnings Accounts is insufficient in any month for the required transfer to be made from the Earnings Accounts to the Retention Account in accordance with Clause 11.5(a), the Borrowers shall make up the amount of such insufficiency on demand from the Bank, but, without prejudice to its right to make such demand, the Bank may elect to make up the whole or any part of such insufficiency by increasing the amount of any transfer to be made in accordance with Clause 11.5(a)(ii) from the aggregate amount of such Earnings received in the next or subsequent months.

(c)

Until the occurrence of an Event of Default (or an event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default), the Bank shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with the provisions of Clause 5.1 the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of the Repayment Instalment specified in Clause 4.1 then due under the terms of this Agreement or payment of interest then due under the terms of this Agreement and such transfer shall constitute a pro tanto satisfaction of the Borrowers’ obligations to pay such repayment instalment or interest (as the case may be) then due under this Agreement.

(d)

Any amounts for the time being standing to the credit of the Retention Account shall bear interest at the rate from time to time offered by the Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Retention Account. Such interest shall, provided that the foregoing provisions of this Clause 11.5 shall have been complied with and provided that no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred, be released to the Borrowers.

(e)

Nothing herein contained shall be deemed to affect the absolute obligation of the Borrowers to pay interest on and to repay the Loan as provided in Clauses 3 and 4 or shall constitute a waiver or postponement thereof.

(f)	The Borrowers hereby irrevocably authorise the Bank to make from the Earnings Accounts any and all above payments and repayments as and when the same fall due or at any time thereafter.

(g)

The Borrowers will comply with any written requirement of the Bank from time to time as to the location or re-location of the Earnings Accounts and the Retention Account (or any of them) and will from time to time enter into such documentation as the Bank may require in order to create or maintain in favour of the Bank an Encumbrance in the Earnings Accounts and the Retention Account, all at cost and expense of the Borrowers.

(h)

The Borrowers hereby covenant with the Bank that the Earnings Accounts, the Retention Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrowers or suffered to arise any third party rights over or against the whole or any part of the Earnings Accounts (or either of them) other than in favour of the Bank.

(i)

The Earnings Accounts shall be operated in accordance with the Bank’s usual terms and conditions (full knowledge of which each of the Borrowers hereby acknowledges) and subject to the Bank’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Bank to the Borrowers).

(j)	The Borrowers hereby warrant that sufficient monies to meet the next Repayment Instalment plus interest thereon will be accumulated each and every month in the Retention Account.

(k)

After the occurrence of an Event of Default the balance (if any) including any accrued interest standing to the credit of the Earnings Accounts and the Retention Account shall be applied in accordance with the provisions of Clause 11.3.

(l)

Upon payment in full of all principal, interest and all other amounts due to the Bank under the terms of this Agreement and the other Security Documents, any balance then standing to the credit of the Retention Account and/or the Earnings Accounts (or either of them) shall be released and paid to the Borrowers or to whomsoever else may be entitled to receive such balance.

12.	UNLAWFULNESS, INCREASED COSTS

12.1	Unlawfulness

If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Bank to advance the Commitment or any Advance as the case may be, or to maintain or fund the Loan, notice shall be given promptly by the Bank to the Borrowers whereupon the Commitment shall be reduced to zero and the Borrowers shall prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrowers under this Agreement and the Master Agreement.

12.2	Change of circumstances

If any change in or in the interpretation of any applicable law or regulation, by any government or governmental authority or agency, makes it unlawful for the Bank to maintain or give effect to its obligations or to claim or receive any amount payable to the Bank under this Agreement, then the Bank may serve written notice on the Borrowers declaring its obligations under this Agreement terminated in whole or in part, whereupon the same shall terminate forthwith and the Borrowers will immediately repay the Loan and accrued interest to the date of prepayment together with all other Outstanding Indebtedness to the Bank pursuant to the terms of the notice.

12.3	Increased Cost

If, as a result of (a) any change in or in the interpretation of any law, regulation or official directive (whether or not having the force of law but, if not having the force of law, with which the Bank habitually complies) - including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or those resulting from the implementation of any amendment to the “International Convergence of Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004 as implemented in the European Union by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) or any amendatory or substitute agreement thereof, by any governmental authority in any country the laws or regulations of which are applicable on the Bank, or (b) compliance by the Bank with any request from any applicable fiscal or monetary authority (whether or not having the force of law but, if not having the force of law, with which the Bank habitually complies) or (c) any other set of circumstances affecting the Bank:

(a)	the cost to the Bank of making the Commitment or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Bank is imposed; and/or

(b)

subject the Bank to Taxes or the basis of Taxation (other than Taxes or Taxation on the overall net income of the Bank) in respect of any payments to the Bank under this Agreement or any of the other Security Documents is changed; and/or

(c)	the amount payable or the effective return to the Bank under any of the Security Documents is reduced; and/or

(d)

the Bank’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents is reduced; and/or

(e)	require the Bank to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Security Documents is required; and/or

(f)

require the Bank to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.6) the Borrowers shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.

12.4	Claim for increased cost

The Bank will promptly notify the Borrowers of any intention to claim indemnification pursuant to Clause 12.3 and such notification will be a conclusive and full evidence binding on the Borrowers as to the amount of any increased cost or reduction and the method of calculating the same and the Borrowers shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.3 may be made at any time and must be discharged by the Borrowers within seven (7) days of demand. It shall not be a defence to a claim by the Bank under this Clause 12.3 that any increased cost or reduction could have been avoided by the Bank. Any amount due from the Borrowers under Clause 12.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.5	Option to prepay

If any additional amounts are required to be paid by the Borrowers to the Bank by virtue of Clause 12.3, the Borrowers shall be entitled, on giving the Bank not less than fourteen (14) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

13.	ASSIGNMENT, PARTICIPATION, LENDING OFFICE

13.1	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrowers and their respective successors and assigns.

13.2	No Assignment by the Borrowers

The Borrowers and any other parties to the Security Documents (other than the Bank) may not assign any rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.

13.3	Assignment by the Bank

The Bank may at any time, assign, transfer, or offer participation to other banks or financial institutions, in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents provided that the Bank shall have given to the Borrowers at least fifteen (15) days prior notice of such assignment or transfer or participation. The Bank may disclose to a potential assignee, transferee or participant or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrowers and the Security Parties as the Bank shall consider appropriate (with the prior consent of the Borrowers, such consent not to be unreasonably withheld). Any reasonable cost of such assignment or transfer or granting participation shall be equally shared between the Borrowers and the Bank.

13.4	Documentation

If the Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 13.4 each of the Borrowers undertakes, immediately on being requested to do so by the Bank, to enter into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Bank in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or assignee, transferee or participant of the Bank to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Bank, the Borrowers shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Bank under this Agreement assumed by such assignee, transferee or participant. The Borrowers hereby expressly consent to any subsequent transfer of the rights and obligations of the Bank and undertake that they shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise.

13.5	Disclosure of information

The Bank may subject to the consent of the Borrowers, (such consent not to be unreasonably withheld) disclose (on a confidential basis) to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrowers and the other Security Parties as the Bank shall consider appropriate.

13.6	Change of Lending Office

The Bank shall be at liberty to transfer the Loan to any branch or branches, and upon notification of any such transfer, the word “Bank” in this Agreement and in the other Security Documents shall mean the Bank, acting through such branch or branches and the terms and provisions of this Agreement and of the other Security Documents shall be construed accordingly.

14.	MISCELLANEOUS

14.1	Cumulative Remedies

The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.

14.2	Waivers

No delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers and/or any other Security Party, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Bank on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by the Bank of any provision of this Agreement or of any of the other Security Documents nor any consent by the Bank to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

14.3	Integration of Terms

This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the commitment letter dated 14th March, 2011 addressed by the Bank to the Corporate Guarantor (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

14.4	Amendments

This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

14.5	Invalidity of Terms

In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Bank prior to the drawdown of the Commitment or of any part thereof the Bank shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrowers for the prompt payment to the Bank of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

14.6	Inconsistency of Terms

In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Security Document the provisions of this Agreement shall prevail.

14.7	Language and genuineness of documents

(a)	Language

All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the Greek or the English language (or such other language as the Bank shall agree) or shall be accompanied by a certified Greek translation upon which the Bank shall be entitled to rely.

(b)	Certification of documents

Any copies of documents delivered to the Bank shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practising in Greece or otherwise as will be acceptable to the Bank at the sole discretion of the Bank.

(c)	Certification of signature

Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Bank, to be verified for their genuineness by appropriate Consul or other competent authority.

(d)	Further assurances

Each of the Borrowers undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

(e)	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

14.8	Third Party rights

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

15.	NOTICES AND OTHER MATTERS

15.1	Notices

Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, any of the other Security Documents shall:

(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available), or cable or shall be served through a process server or subject to Clause 10.7 by fax;

(b)

be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of fax, at the time of dispatch as per transmission report (provided, in either case, that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), in the case of a cable 24 hours after despatch and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:

(i)	if to be sent to any Security Party, to:

c/o Technomar Shipping Inc.,

3-5 Menandrou str.

145 61 Kifissia, Greece

Fax No.: +30 210 8084224

Attention: Mr. G. Youroukos

(ii)	if to be sent to the Bank, to

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

9 Quai du President Paul Doumer,

92920 Paris, La Défense cedex, France

Fax No.: +331 41892987

Attention: Mr. Alain Pitner

or to such other person, address or fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.

15.2	Process Agent in Greece

Mrs. Maria Danezi, an attorney-at-law, c/o Technomar Shipping Inc., 3-5 Menandrou street, 145 61 Kifissia, Greece, is hereby appointed by the Borrowers as agent to accept service (hereinafter “Process Agent”) upon whom any judicial or extrajudicial process may be served (including but without limitation any documents initiating legal proceedings) and any notice, request, demand payment order, announcement of claim, any enforcement process or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code. In case, however, that such Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

15.3	Confidentiality

(a)

Each of the parties hereto agree and undertake to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)

The Borrowers acknowledge and accept that the Bank may be required by law or that it may be appropriate for the Bank to disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.

(c)

The Borrowers acknowledge and accept that in case of occurrence of any of the Events of Default the Bank may disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Bank’s rights or for any other purpose for which in the opinion of the Bank, such disclosure would be useful or appropriate for the interests of the Bank or otherwise and the Borrowers expressly authorise any such disclosure and delivery.

(d)

The Borrowers acknowledge and accept that the Bank may be prohibited or it may be inappropriate for the Bank to disclose information to the Borrowers by reason of law or duties of confidentiality owed or to be owed to other persons.

16.	APPLICABLE LAW AND JURISDICTION

16.1	Law

(a)	This Agreement shall be governed by and construed in accordance with English Law.

(b)

For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of the Loan Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Bank and the said affidavit shall constitute full and conclusive evidence binding on the Borrowers and each of them but the Borrowers shall be allowed to rebut such evidence save for witness.

16.2	Submission to jurisdiction - Agent

(a)

For the exclusive benefit of the Bank, each of the Borrowers hereby irrevocably submits to the exclusive jurisdiction of the High Court of Justice in London, England. Further, each of the Borrowers agrees that any summons, writ or other legal process issued against them in England shall be served upon Messrs. Saville & Co. (attention: Mr. Richard Saville) at present of One Carey Lane, London, EC2V 8AE, England, or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrowers. Provided, however, that each of the Borrowers further agrees that in the event that (i) Messrs. Saville & Co., close or fail to maintain a business presence in England, or (ii) the Bank, in its sole discretion, shall determine that service of process on the said agents is not feasible or may be insufficient under the Laws of

England, then any summons, writ or other legal process issued against them in England may be served upon Messrs. The Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, England (hereinafter called the “Process Agent for English Proceedings”), or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrowers. The Borrowers hereby irrevocably agrees to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that (aa) Messrs. The Law Debenture Corporate Services Limited close or fail to maintain a business presence in England, or (bb) the Bank in its sole discretion, shall determine that service of process on Messrs. The Law Debenture Corporate Services Limited is not feasible or may be insufficient under the Laws of England, then the Borrowers, within five (5) days after written notice from the Bank, shall appoint a substitute Process Agent for English Proceedings acceptable to the Bank and if the Borrowers fail to make such appointment within the said five days period, the Bank may appoint such substitute Process Agent for English Proceedings and the Bank is hereby irrevocably authorised to effect such appointment on Borrowers’ behalf. The appointment of the Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Bank to the Borrowers in accordance with Clause 15.1. The foregoing shall not limit the right of the Bank to start proceedings in any other country or to serve process in any other manner permitted by law.

(b)

The submission to the jurisdiction of the English courts shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrowers (or any of them) in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(c)

The parties further agree that subject to Clause 16.2(b) the Courts of England shall have exclusive jurisdiction to determine any claim which the Borrowers (or any of them) may have against the Bank arising out of or in connection with this Agreement and each of the Borrowers hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.

16.3	Proceedings in any other country

If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Borrowers and it is agreed and undertaken by each of the Borrowers to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and each of the Borrowers agrees that any judgement or order obtained in an English court shall be conclusive and binding on the Borrowers (and each of them) and shall be enforceable without review in the courts of any other jurisdiction.

In this Clause 16 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

SIGNED by	)
Mrs Filanthi Katsafadou	)
/s/ Filanthi Katsafadou	)
for and on behalf of the First Borrower	)
HEPHAESTUS MARINE LLC.	)
of Marshall Islands, in the presence of:	)

SIGNED by	)
Mrs Filanthi Katsafadou	)
/s/ Filanthi Katsafadoufor	)
and on behalf of	)
the Second Borrower	)
PERICLES MARINE LLC.	)
of Marshall Islands, in the presence of:	)

Witness: /s/ Efstratios Kalantzis
Name: Efstratios Kalantzis
Address: 13 Defteras Merarchias Street
Piraeus, Greece
Occupation: Attorney-at-law

SIGNED by	)
Mrs Maria C. Galanopoulou	)
/s/ Maria C. Galanopoulou	)
for and on behalf of the Bank	)
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
in the presence of:	)

Witness: /s/ Efstratios Kalantzis
Name: Efstratios Kalantzis
Address: 13 Defteras Merarchias Street
Piraeus, Greece
Occupation: Attorney-at-law

SCHEDULE 1

INSURANCE REQUIREMENTS

This Schedule is an integral part of the Agreement to which it is attached.

1. DEFINITIONS

1.01. Words and expressions used in this Schedule shall have the meanings given thereto in the agreement to which this Schedule is attached and the following expressions shall have the meanings listed below:

“Approved Brokers” means such firm of insurance brokers, appointed by the Owner, as may from time to time be approved by the Bank in writing for the purposes of this Schedule;

“Excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding its insured value;

“Insurance Requirements” means all the terms and conditions in this Schedule or any other provision concerning Insurances in any other Clause of the agreement to which this Schedule is attached and all such terms and conditions are an integral part of the agreement to which they are attached;

“Insurances” in respect of a vessel means all policies and contracts of insurance (including, without limitation, all entries of such vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner owning such vessel (whether in the sole name of its Owner or in the joint names of its Owner and the Bank) in respect of such vessel and its earnings or otherwise howsoever in connection with such vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums) and with underwriters acceptable to the Bank at all times;

“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance document, such Loss Payable Clauses to be in the forms set out in paragraph 4 of this Schedule, or such other form as the Bank may from time to time agree in writing;

“Owner” means the owner of a vessel which should be insured and be maintained insured pursuant to these Insurance Requirements in accordance with any agreement to which these Insurance Requirements are attached;

“Protection and indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of P & I Clubs, including the proportion (if any) not recoverable in the case of collision under the ordinary collision clause; and

“War risks” includes the risk of mines and all risks excluded from the standard form of English marine policy by the free of capture and seizure clause.

2. INSURANCES TO BE EFFECTED AND MAINTAINED

2.01. The insurance which must be effected and maintained in accordance with the provisions of the agreement to which these Insurance Requirements are attached should be in the name of the Owner and as follows:

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a. Hull and Machinery

insurance against fire and usual marine risks on an agreed value basis, on a full cover/all risks basis according to English or American Hull Clauses or equivalent with a reasonable deductible and upon such terms as shall from time to time be approved in writing by the Bank; and

b. War Risks Insurance

insurance against War risks according to the London Institute War Clauses or equivalent, on an agreed value basis attaching also the so called war protection clauses. In this case crew war liabilities insurance shall also have to be effected separately; and

c. Increased Value

increased Value insurance (Total Loss only, including Excess Liabilities) as per the applicable English or American Institute Clauses (Disbursement/ Increased Value/ Excess Liabilities) up to an amount not exceeding the Insurance Amount specified in Clause 3.03 below; and

d. Protection and Indemnity

insurance against protection and indemnity risks for the full value and tonnage of the vessel insured (as approved in writing by the Bank) according to the relevant rules and deductibles provided thereof for all risks including Pollution (and if the vessel is passenger ship including liability towards third parties which is not covered by the War Risk Insurance) insured by P+I Clubs, members of the International Group of Protection and Indemnity Associations. If any risks are excluded or the deductibles as provided by the rules have been altered, the written consent of the Bank shall have to be previously required. In case that crew liabilities (including without limitation loss of life, injury or illness) have been entirely excluded from the association cover or insured on a deductible excess basis, (always subject to the prior written consent of the Bank) such liabilities shall have to be further insured separately with other underwriters acceptable to the Bank and upon such terms as shall from time to time be approved in writing by the Bank; and

e. Loss of Earnings Insurances

(if so required by the Bank and provided that such insurances have been effected by the Borrower) insurance against loss of earnings and/or loss of charter hire in such amounts and upon such terms as shall from time to time be approved in writing by the Bank; and

f. FD & D Insurance

Freight, Demurrage and Defence insurance as per the terms and conditions of a mutual club or association acceptable to the Bank; and

g. Pollution Liability Insurance

an extra insurance in respect of excess Oil Pollution Liability (including -if the vessel insured is a tanker- the Civil Liability Convention certificate) including full cover of pollution risks for the amount up to the maximum commercially available limit and upon such terms as shall be commercially available and accepted by the Bank; and

h. USA Pollution Risk Insurance

(in case that the vessel is scheduled to operate within or nearby USA jurisdiction) to cover and keep such vessel covered with an extra insurance in respect of oil pollution liability for an amount and upon such terms as shall from time to time be approved by the Bank; and

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i. Mortgagee’s Interest Insurance

mortgagee’s interest insurance which shall be effected by the Bank in the name of the Bank, but at the expenses of the Owner including (if it is so determined by the Bank) Mortgagee’s Additional Perils (Pollution) coverage or other similar insurance in respect of any pollution claims against the vessel insured upon such terms as shall from time to time be determined by the Bank; and

j. Other Insurance

insurance in respect of such other matters of whatsoever nature and howsoever arising in respect of which the Bank would at any time require at its reasonable discretion the Vessels to be insured (except for Loss of Earnings/Loss of Hire insurances).

3. TERMS AND OBLIGATIONS FOR EFFECTING AND MAINTAINING INSURANCES

3.01. The Insurances to be effected in such currency as the Bank may approve and through the Approved Brokers (other than the mortgagee’s interest insurance which shall be effected through brokers nominated by the Bank) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Bank, provided however that the insurances against war risks, protection and indemnity, FD & D cover or other mutual insurance risks may be effected by the entry of the vessel with such war, protection and indemnity or other mutual insurance associations as shall from time to time be approved in writing by the Bank.

3.02. The Insurances to be effected and maintained free of cost and expense to the Bank and in the sole name of the relevant Owner or, if so required by the Bank, in the joint names of the relevant Owner and the Bank (but without liability on the part of the Bank for premiums or calls). All insurances to be in form and substance and under terms satisfactory to the Bank and with insurers acceptable to the Bank.

3.03. Unless otherwise agreed in writing by the Bank:

(a) The amount in respect of which the Insurances should be effected shall be an amount (Insurance Amount) which will be (aa)in respect of each of Hull and Machinery and War Risks Insurances the greater of the market value of the vessel insured for the time being and 130% of an amount (the “Amount of Debt”) equal to (i)the Loan if the agreement to which these Insurance Requirements are attached is a Loan Agreement or (ii)the Maximum Limit of the Facility if the agreement to which these Insurance Requirements are attached is an Overdraft Facility or a Facility for Issue of Guarantees or Letters of Credit; and (bb)in respect of Mortgagee’s Interest Insurance and/or Mortgagee’s Additional Perils (Pollution), 110% of the Amount of Debt.

(b) In case that the Amount of Debt is secured by more than one vessels the above percentages should be covered by the aggregate of the Insurances in respect of all such vessels.

(c) In case that the vessel insured secures by its Insurances Amounts of Debt under more than one agreements then the above percentages apply to the aggregate of all the Amounts of Debt under all the agreements.

3.04. Any person which is obliged under the agreement to which these Insurance Requirements are attached to effect and maintain the Insurances, it will be obliged and it hereby undertakes,

Schedule	62

jointly and severally with any other person having the same obligation to (and will ensure that the Owner, if it is a different person shall):

(a) procure and ensure that the Approved Brokers and/or the Club Managers, as the case may be, shall send to the Bank a letter of undertaking in respect of the Insurances in form and substance satisfactory to the Bank and Notice of Cancellation as per Clause 4(d) below. The Approved Brokers’ Letter of Undertaking shall be compatible with the form recommended by Lloyd’s Insurance Brokers Committee, or any subsequent LIBC form. Such brokers to further undertake to give immediate notice of any insurance being subject to the Condition Survey Warranty (J.H.115) and/or Structural Conditions Warranty (J.H.722) and/or the Classification Clause (Hulls) 29/6/89, 30 days prior to the attachment date of any insurance bearing any of these warranties (if applicable).

(b) (if any of the Insurances form part of a fleet cover), procure that the Approved Brokers shall undertake to the Bank that they shall neither set off against any claims in respect of the vessel insured any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reasons of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the vessel insured if and when so requested by the Bank;

(c) punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances and produce all relevant receipts or other evidence of payment when so required by the Bank;

(d) at least fourteen (14) days before the Insurances expire, notify the Bank of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the relevant Owner for the purposes of the renewal of such Insurances and of the amounts in which such Insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Bank under the Insurance Requirements, procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity risks associations at least ten (10) days before the relevant Insurances expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity risks associations will at least seven (7) days before such expire (or within such shorter period as the Bank may from time to time agree) confirm in writing to the Bank as and when such renewals have been effected in accordance with the instructions so given;

(e) arrange for the execution and delivery of such Guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(f) deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued and procure that the interest of the Bank shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a notice of assignment (signed by the Owner) in the form set out in Paragraph 4 of this Schedule or in such other form as may from time to time be agreed in writing by the Bank, and that the Bank shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Bank;

(g) procure that any protection and indemnity and/or war risks associations and/or Hull and Machinery and/or any other insurance company or underwriters in which the vessel insured is for the time being entered and/or insured shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Bank with a copy of such certificate of

Schedule	63

entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Bank;

(h) (if so requested by the Bank, but at the cost of the Owner) furnish the Bank from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Bank dealing with the Insurances maintained on the vessel insured and stating the opinion of such firm as to the adequacy thereof;

(i) do all things necessary and provide all documents, evidence and information to enable the Bank to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(j) ensure that the vessel insured shall not be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(k) apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received; and

3.05. Fleet Cover is permitted, to the conditions set out in 3.04(b) above and the Bank’s prior express written approval of fleet aggregate deductibles.

4. LOSS PAYABLE CLAUSE

The Loss Payable Clauses to be attached to the relevant Insurances should be substantially in the following form:

a) HULL AND MACHINERY (MARINE AND WAR RISKS)

By an Insurance Assignment made the      day of             ,              (the “Owner”) has assigned to              acting through its office at                      (the “Mortgagee”) all the Owner’s rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of “        ” and accordingly:

(a) all claims hereunder in respect of an actual or constructive or compromised or arranged total loss, and all claims in respect of a major casualty (that is to say any casualty the claim in respect of which exceeds Dollars 500,000 inclusive of any deductible) shall be paid in full to the Mortgagee or to its order; and

(b) all other claims hereunder shall be paid in full to the Owner or to its order, unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon all such claims shall be paid to the Mortgagee or to its order.

b) PROTECTION AND INDEMNITY RISKS

Payment of any recovery which              of              (the “Owner”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from              acting through its office at                      (the “Mortgagee”) in

Schedule	64

which event all recoveries shall thereafter be paid to the Mortgagee or to its order; provided that no liability whatsoever shall attach to the Association, its managers or their agents for failure to comply with the latter obligation until the expire of two clear business days from the receipt of such notice.

c) NOTICE OF CANCELLATION

Borrowers to procure that Notice of Cancellation of Insurances be given by the brokers to         , at its office at                      (the “Bank”) in any of the following cases:

(1) immediately of any material changes which are proposed to be made in the terms of the Insurances or if the underwriters cease to be underwriters for any purposes connected with the Insurances;

(2) not later than fourteen (14) days prior to the expire of any of the Insurances if instructions have not been received for the renewal thereof and, in the event of instructions being received to renew, of the details thereof;

(3) immediately of any instructions or notices received by underwriters with regard to the cancellation or invalidity of any of the Insurances aforesaid; and

(4) immediately if the underwriters give notice of their intention to cancel the Insurances, provided that the underwriters will not exercise any rights of cancellation by reason of unpaid premiums without giving the Bank fourteen (14) days, from the receipt of such notice in which to remit the sums due.

d) NOTICE OF ASSIGNMENT

The notice of assignment shall be in the following form:

Form of Notice of Assignment

(For attachment by way of endorsement to the Policy)

         of          the Owners of the m.v. “        ”, under          flag, Official Registration No.         , HEREBY GIVE NOTICE that by an Insurance Assignment made the      day of          and entered into by us with          acting through its office at                      there has been assigned by us to          acting through its office at          as Mortgagees of the said Vessel all insurances in respect thereof, including the insurances constituted by the Policy whereon this notice is endorsed.

Signed

For and on behalf of

Owner

Dated

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SCHEDULE 2

FORM OF DRAWDOWN NOTICE

(referred to in Clause 2.2)

To:	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
9 Quai du President Paul Doumer,
92920 Paris, La Defence cedex,
France

[ • ], 2011

Re: US$47,500,000 Loan Agreement (the “Loan Agreement”) dated      May, 2011 made between (1) the Bank, as lender and (2) HEPHAESTUS MARINE LLC. and PERICLES MARINE LLC. (the “Borrowers”)

We refer to the Loan Agreement and hereby give you notice that we wish to draw the first/second] Advance in the amount of $             (Dollars             ) on [ • ], 2011. We select a first Interest Period in respect of the Loan of          months/ terminating on                             , 2011. The funds should be credited to (                  [name and number of  account]                          ) with                                       , New York, USA.

We confirm that:

(i)	no event or circumstance has occurred and is continuing which constitutes a Default;

(ii)

the representations and warranties contained in Clause 6 of the Loan Agreement and the representations and warranties contained in each of the other Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iii)

the borrowing to be effected by the drawing of the said Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(iv)	there has been no change in the ownership, management, operations or financial condition of any of the Security Parties from that previously disclosed to the Bank in writing other than

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)
Mr.	)
for and on behalf of the First Borrower)
HEPHAESTUS MARINE LLC.	)

SIGNED by	)
Mr.	)
for and on behalf of	)
the Second Borrower	)
PERICLES MARINE LLC.	)

Schedule	66